United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to Rule 14a-12

PROVENTION BIO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

55 Broad Street, 2nd Floor

Red Bank, NJ 07701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 17, 2022

To the Stockholders of

Provention Bio, Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Provention Bio, Inc. (the “Company” or “Provention”) will be held virtually at www.virtualshareholdermeeting.com/PRVB2022 on May 17, 2022, beginning at 9:00 a.m. Eastern Time. In light of the continuing public health impact of the ongoing COVID-19 pandemic and to support the health and safety of the Company’s stockholders and attendees, the Annual Meeting will be held in a virtual meeting format on the above date and time via live audio webcast. There will be no in-person meeting.

At the Annual Meeting, stockholders will act on the following matters:

1.	to elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

2.	to approve, on a non-binding advisory basis, the compensation of our named executive officers;

3.	to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2022; and

4.	to consider any other matters that may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 21, 2022 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of these stockholders will be available for inspection during ordinary business hours at the address above beginning on, or before, May 6, 2022, and continuing through the Annual Meeting by contacting our Secretary at (908) 336-0360. A list of these stockholders will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/PRVB2022.

If you were a stockholder of record at the close of business on the Record Date, or you hold a valid proxy for the Annual Meeting, you can attend and vote at the Annual Meeting at www.virtualshareholdermeeting.com/PRVB2022. The procedures for attendance via the Internet are described in the Proxy Statement.

On or about April 5, 2022, we are mailing to stockholders of record entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (“Notice of Availability”). Our proxy materials, including our Proxy Statement, our Annual Report for the fiscal year ended December 31, 2021 and our proxy card are available on the Internet at www.proxyvote.com. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice of Availability.

Your vote is important. To ensure your shares are voted, you may vote your shares in advance of the Annual Meeting over the Internet, by telephone or by requesting a proxy card to complete, sign and return by mail. Internet and telephone voting procedures are described in the Proxy Statement and on the Notice of Availability. For shares held through a bank, broker or nominee, you may vote by submitting voting instructions to your bank, broker or nominee. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting.

By Order of the Board of Directors

Ashleigh Palmer President and Chief Executive Officer

April 5, 2022

Red Bank, NJ

This Notice of Annual Meeting and the Proxy Statement are first being distributed or made available, as the case may be, on or about April 5, 2022.

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55 Broad Street, 2nd Floor

Red Bank, NJ 07701

PROXY STATEMENT

This Proxy Statement contains information related to the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/PRVB2022 on May 17, 2022, beginning at 9:00 a.m. Eastern Time, or at such other time to which the Annual Meeting may be adjourned or postponed. The enclosed proxy is solicited by the Board of Directors of Provention Bio, Inc. (the “Board”). A Notice of Internet Availability of Proxy Materials is first being mailed to stockholders entitled to vote at the meeting on or about April 5, 2022.

ABOUT THE MEETING

Why am I being provided with these materials?

We have made our proxy materials available to you on the Internet or, upon your request, delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of proxies to be voted at our Annual Meeting of Stockholders to be held on May 17, 2022 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting.

Why did I receive a Notice Regarding the Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. We believe that electronic delivery will expedite our stockholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice of Availability”) on or about April 5, 2022 to stockholders of record entitled to vote at the Annual Meeting. All stockholders will have the ability to access the proxy materials at www.proxyvote.com and to download printable versions of the proxy materials or to request and receive a printed set of the proxy materials from us. Instructions on how to access the proxy materials over the Internet or to request a printed copy from us may be found on the Notice of Availability.

Why are we calling this Annual Meeting?

We are calling the Annual Meeting to seek the approval of our stockholders:

1.	to elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

2.	to approve, on a non-binding advisory basis, the compensation of our named executive officers;

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3.	to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2022; and

4.	to consider any other matters that may properly come before the Annual Meeting.

What are the Board’s recommendations?

Our Board believes that the election of the director nominees identified herein, the approval of the compensation of our named executive officers described herein and the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2022 are advisable and in the best interests of the Company and its stockholders and recommends that you vote FOR these proposals.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date, March 21, 2022, are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held at the close of business on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. A list of stockholders will be available for inspection by our stockholders during ordinary business hours at our principal executive offices at 55 Broad Street, 2nd Floor, Red Bank, NJ 07701 beginning on, or before, May 6, 2022, and continuing through the Annual Meeting by contacting our Secretary at (908) 336-0360. A list of these stockholders will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/PRVB2022.

As of the Record Date, we had 63,399,304 outstanding shares of our common stock. Each share of our common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Annual Meeting. Beneficial owners of shares of our common stock may direct the record holder of the shares on how to vote the shares held on their behalf.

Can I attend the Annual Meeting?

In light of the public health concerns related to the ongoing COVID-19 pandemic and after careful consideration, our Board has determined to hold a virtual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.

To participate in the Annual Meeting, stockholders as of the Record Date, or their duly appointed proxies, will need the 16-digit control number provided on the proxy card, voting instructions form or Notice of Availability. We encourage you to access the meeting 10 minutes before the start time of 9:00 a.m., Eastern Time, on May 17, 2022. Please allow ample time for online check-in, which will begin at 8:50 a.m., Eastern Time, on May 17, 2022. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/PRVB2022. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

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Instructions on how to attend and participate via the Internet, including how to demonstrate proof of ownership, will be posted at www.virtualshareholdermeeting.com/PRVB2022.

What constitutes a quorum?

The presence at the Annual Meeting, online or by proxy, of the holders of a majority of our common stock outstanding on the Record Date and entitled to vote will constitute a quorum for the Annual Meeting. Abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting to determine whether a quorum has been established.

How do I vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone — You can vote your shares by telephone by following the instructions provided on the Notice of Availability or proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet — You can simplify your voting by voting your shares via the Internet as instructed on the Notice of Availability or proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

4. Submit Your Vote Online During the Virtual Annual Meeting – You may submit your vote online during the Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/PRVB2022. You will need the 16-digit control number provided on your proxy card, voting instructions form or Notice of Availability.

Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares through bank, broker or other nominee (i.e., in “street name”), you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

What if I vote and then change my mind?

You may revoke your proxy at any time before it is exercised by:

1.	filing with the Secretary of the Company a notice of revocation;

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2.	voting again by Internet or telephone at a later time;

3.	sending in another duly executed proxy bearing a later date; or

4.	virtually attending the meeting and casting your vote online during the meeting.

Your latest vote will be the vote that is counted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuers Solutions, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to us or to cast your vote during the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker, bank or nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and are also invited to attend the Annual Meeting. However, since beneficial owners are not the stockholder of record, you may not vote these shares at the Annual Meeting unless you obtain a proxy from the record holder giving you the right to vote the shares. If you do not vote your shares or otherwise provide the stockholder of record with voting instructions, your shares may constitute “broker non-votes.” The effect of broker non-votes is more specifically described in “What vote is required to approve each proposal?” below.

What vote is required to approve each proposal?

The vote required to elect directors and approve each of the matters scheduled for a vote at the Annual Meeting is set forth below:

Proposal	Vote Required	Board Recommendation
1. Election of directors	Plurality of votes cast	FOR
2. Executive compensation	Majority of voting power present and entitled to vote	FOR

3. Ratification of appointment of EisnerAmper LLP for the year ending December 31, 2022	Majority of voting power present and entitled to vote	FOR

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Proposal 1: With respect to the first proposal (election of directors), directors are elected by a plurality of the votes cast by the shares present in person (including virtually) or represented by proxy and entitled to vote thereon, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the total number of directors to be elected) will be elected. With respect to each nominee, stockholders have the option to vote “For” or “Withhold.” Withheld votes and “broker non-votes” (see below), if any, will not affect the outcome of the vote on this proposal.

Proposal 2: With respect to the second proposal (executive compensation), the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy and entitled to vote thereon is required to approve the proposal. Since the proposal is an advisory vote, the result will not be binding on our Board. However, our Board values our stockholders’ opinions, and our Board and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions. Stockholders have the option to vote “For,” “Against,” or “Abstain.” Abstentions, if any, will have the effect of a vote against this proposal, and “broker non-votes” (see below), if any, will not affect the outcome of the vote on this proposal.

Proposal 3: With respect to the third proposal (ratification of the auditors), the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy and entitled to vote thereon is required to approve this proposal. As a result, abstentions and “broker non-votes” (see below) will have the same effect as a vote against this proposal. Banks, brokers and other nominees generally have discretionary authority to vote on this proposal; thus, we do not expect any broker non-votes on this proposal.

With respect to the approval of any other matter that may properly come before the Annual Meeting, the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy and entitled to vote thereon is required to approve these proposals. Abstentions and “broker non-votes” (see below), if any, will not affect the outcome of the vote on these proposals.

Holders of our common stock will not have any dissenters’ rights of appraisal in connection with any of the matters to be voted on at the Annual Meeting.

What are “broker non-votes”?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders of such shares. If that happens, the nominees may vote those shares only on matters deemed “routine,” such as the ratification of auditors. Nominees cannot vote on non-routine matters unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Each of the election of directors (Proposal No. 1) and executive compensation (Proposal No. 2) votes is not considered to be a “routine” matter, and nominees are not permitted to vote on this matter if the nominee has not received instructions from the beneficial owner. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. The ratification of our independent registered public accounting firm (Proposal No. 3) is considered to be a “routine” matter, and hence your brokerage firm will be able to vote on Proposal No. 3 even if it does not receive instructions from you, so long as it holds your shares in its name.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board and will pay all expenses associated therewith. Some of our officers and other employees also may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means.

We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

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PROPOSAL NO. 1: TO ELECT Seven DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING AND UNTIL THEIR SUCCESSORS HAVE BEEN DULY ELECTED AND QUALIFIED

Our Board is currently composed of seven directors. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, shall hold office until the next election for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

Each of the director nominees listed below is currently one of our directors. All director nominees listed below were elected by the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders. Each of the director nominees listed below has been nominated by the Board for re-election upon the recommendation of the Nominating and Corporate Governance Committee.

It is the intention of the persons named in the proxies for the holders of common stock to vote the proxies for the election of the director nominees named below, unless otherwise specified in any particular proxy. Our management does not contemplate that the director nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another director nominee, or other director nominees, to be selected by our Board. In accordance with our bylaws and Delaware law, a stockholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes cast by the holders of shares of common stock present in person or by proxy at the meeting and entitled to vote on the election of directors will be elected directors. Withheld votes and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election. Stockholders may not vote, or submit a proxy, for a greater number of director nominees than the seven director nominees named below.

Nominees for Election

The persons listed below have been nominated for election (the “Director Nominees”) to fill the seven director positions to be elected by the holders of our common stock. Ages are presented as of March 1, 2022.

Directors	Age	Year First Became Director
Ashleigh Palmer (Co-Founder, President and Chief Executive Officer)	59	2016
Jeffrey Bluestone	68	2019
Avery Catlin	73	2018
Sean Doherty	53	2019
John Jenkins	64	2020
Wayne Pisano (Chairman)	67	2018
Nancy Wysenski	64	2020

The following biographical descriptions set forth certain information with respect to the Director Nominees, based on information furnished to us by each Director Nominee.

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Ashleigh Palmer, B.Sc., MBA – Co-Founder, President and Chief Executive Officer, Director

Mr. Palmer is a co-founder of Provention and has served as our President and Chief Executive Officer (“CEO”) and on our board of directors since inception in 2016. Mr. Palmer is also President of Creative BioVentures™ Corp. (“CBV”), a strategic advisory firm serving the biopharma industry. Since founding CBV in 2002, Mr. Palmer has advised numerous clients regarding corporate positioning and strategy, fund raising, merger and acquisition transactions, clinical development and commercialization, and has undertaken a number of CEO- and board- level transformational leadership and turnaround assignments for both public and private biopharma companies. Mr. Palmer served as a non-executive director on the board of Third Pole, a clinical-stage biopharmaceutical company developing electric generated inhaled nitric oxide for certain life-threatening and debilitating critical care and chronic cardiopulmonary conditions, a role he held from 2014 to 2020. From 2015 through 2017, Mr. Palmer served as Executive Chairman of Celimmune, LLC, a clinical development-stage immunotherapy company dedicated to developing therapies for celiac disease and refractory celiac disease. Celimmune was acquired by Amgen Inc. in November 2017. Mr. Palmer served as Chief Executive Officer of Unigene Laboratories, Inc., a biopharmaceutical company, from 2010 to July 2013, in conjunction with a substantial restructuring of Unigene’s debt. Following the debtholder’s acquisition of substantially all of Unigene’s assets, Unigene filed for bankruptcy in July 2013. Prior to founding Celimmune and CBV, Mr. Palmer was Vice President, Business Development for British Oxygen’s Ohmeda Pharmaceutical Products, Inc., where he was instrumental in its sale to a consortium led by Baxter International Inc. by spinning out the company’s inhaled nitric oxide assets as INO Therapeutics, Inc. (now Ikaria/Mallinckrodt). Under his leadership, as founding President and CEO, INO Therapeutics developed and commercialized the world’s first selective pulmonary vasodilator, INOmax®, establishing a time-based pricing, orphan drug franchise, subsequently acquired by Mallinckrodt in 2015 for $2.3 billion. Earlier in his career, Mr. Palmer held positions of increasing responsibility in sales and marketing leadership at Reckitt Benckiser. Mr. Palmer received his MBA from the University of Bradford and his B.Sc. honors in Biochemistry and Applied Molecular Biology from the University of Manchester. Mr. Palmer’s 30-plus years of extensive experience in the areas of corporate strategy formulation and preclinical and clinical drug evaluation, business and product development and commercialization make him a valuable member of our board of directors.

Jeffrey Bluestone – Director

Dr. Bluestone joined our board of directors in March 2019. Dr. Bluestone currently serves as the president and CEO of Sonoma Biotherapeutics, a role he has held since 2019. He has served as a member of the board of Gilead Sciences since 2020 and served on the board of Rheos Medicines in 2017. Dr. Bluestone has been the A.W. and Mary Margaret Clausen Distinguished Professor at University of California San Francisco (“UCSF”) in the Diabetes Center since 2000. From 2010 to 2015, Dr. Bluestone served as Executive Vice Chancellor and Provost at UCSF and from 2015 to 2019 as President and CEO of the Parker Institute for Cancer Immunotherapy. Dr. Bluestone was the founding director of the Immune Tolerance Network, the largest NIH-funded multicenter clinical immunology research program, testing novel immunotherapies in transplantation, autoimmunity and asthma/allergy. He was appointed by former Vice President, Joe Biden as a member of the Blue-Ribbon Panel of scientific experts to guide the National Cancer Moonshot Initiative and also served as a senior investigator at the National Cancer Institute of the National Institutes of Health. Dr. Bluestone is a highly accomplished scientific researcher whose work over nearly three decades has focused on understanding the basic processes that control T-cell activation and immune tolerance in autoimmunity, organ transplantation and cancer. His research has led to the development and commercialization of multiple immunotherapies, including the first FDA-approved drug targeting T-cell co-stimulation to treat autoimmune disease and organ transplantation and the first CTLA-4 antagonist drugs approved by the FDA for the treatment of metastatic melanoma. Dr. Bluestone was part of the team of early developers of a novel anti-CD3 monoclonal antibody, now called teplizumab, a pro-tolerogenic drug that has shown clinical activity in type 1 diabetes (“T1D”), psoriatic arthritis, and the reversal of kidney transplant rejection. He received his B.S. and M.S. from Rutgers University and his Ph.D. in immunology from the Weill Cornell Graduate School of Medical Science. Dr. Bluestone’s extensive scientific experience in autoimmunity and clinical development of FDA-approved therapies make him a valuable member of our board of directors.

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Avery Catlin – Director

Mr. Catlin joined our board of directors in September 2018. He currently serves on the Board of Corbus Pharmaceutical Holdings, Inc., a role he has held since August 2014. Mr. Catlin previously served as Senior Vice President and Chief Financial Officer of Celldex Therapeutics, Inc. from 2000 to 2017, where he raised more than $500 million from equity, convertible debt and private placement transactions, as well as devised and led financial strategies to successfully complete several asset acquisitions. Prior to Celldex, Mr. Catlin held senior financial and operational positions with public biopharma companies Endogen, Inc. and Repligen Corporation. Mr. Catlin earned a B.A. in Psychology from the University of Virginia and an MBA from Babson College. He is also a certified public accountant. Mr. Catlin’s more than 22 years of experience as a senior financial officer of public biopharmaceutical companies make him a valuable member of our board of directors.

Sean Doherty – Director

Mr. Doherty joined our board of directors in September 2019. He is the Chairman of the JDRF T1D Fund, a venture philanthropy fund catalyzing and accelerating private investment driving cures for type 1 diabetes. He led the formation of the fund in 2016. From 2005 to 2018, Mr. Doherty was a Managing Director and the General Counsel of Bain Capital, L.P., a private global investment firm. Previously, he was an attorney at Ropes & Gray LLP and an officer in the United States Navy. Mr. Doherty received his B.A. degree in Government from Harvard College and J.D. from Harvard Law School. Mr. Doherty’s experience in the concept creation and continuing strategic management of the JDRF T1D Fund, as well as his extensive work in the T1D market, make him a valuable member of our board of directors.

Wayne Pisano – Director

Mr. Pisano joined our board of directors in April 2018. He also serves on the board of biotechnology companies Oncolytics Biotech and Altimmune Inc., where he has been a director since May 2013 and September 2018, respectively. In addition, Mr. Pisano served on the board of directors of IMV, Inc., a biopharmaceutical company, from October 2011 to March 2021. Mr. Pisano served as President and CEO of VaxInnate, a biotechnology company, from January 2012 until November 2016. Prior to VaxInnate, Mr. Pisano was at Sanofi Pasteur from 1997 to 2011 and was President and CEO there from 2007 until his retirement in 2011. He has a bachelor’s degree in biology from St. John Fisher College, New York and an MBA from the University of Dayton, Ohio. Mr. Pisano’s depth of experience across the spectrum of commercial operations, public immunization policies and pipeline development make him a valuable member of our board of directors.

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Nancy Wysenski - Director

Ms. Wysenski joined our board of directors in May 2020. She served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals from December 2009 through her retirement in June 2012. During her tenure at Vertex, Ms. Wysenski was responsible for the launches of Incivek and Kalydeco. Prior to joining Vertex, Ms. Wysenski held the position of Chief Operating Officer of Endo Pharmaceuticals, a specialty pharmaceutical company, where she led sales, marketing, commercial operations, supply chain management, human resources and various business development initiatives. Prior to her role at Endo, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including the role of President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. From 1984 to 1998, Ms. Wysenski held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc. Ms. Wysenski has served as a member of the board of directors of Alkermes plc and Cytokinetics Inc. since 2013 and 2020, respectively. Ms. Wysenski formerly served as a director on the board of Tetraphase Pharmaceuticals Inc. from 2014 to 2020, Dova Pharmaceuticals Inc. from 2018 to 2019, and Inovio Pharmaceuticals, Inc. from 2015 to 2017. She is a founder of the Research Triangle Park chapter of the Healthcare Businesswomen’s Association and served on the Nominating Committee and National Advisory Board of the Healthcare Businesswomen’s Association. Ms. Wysenski’s expertise in the commercial launch of multiple products and her previous commercial leadership experience make her a valuable member of our board of directors.

John Jenkins – Director

Dr. Jenkins joined our board of directors in August 2020. Dr. Jenkins served as the Director of the Office of New Drugs (“OND”) at the United States Food and Drug Administration’s (“FDA”) Center for Drug Evaluation and Research (“CDER”) from 2002 to 2017, where he was responsible for more than 1,000 agency employees and 19 product-review divisions. During that time, he oversaw the review of thousands of new drug applications and biological licensing applications, as well as the approval of more than 400 new molecular entities. Dr. Jenkins served as a member of the CDER Senior Leadership Team and was involved in broad policy initiatives, including negotiation and implementation of the Prescription Drug User Fee and biosimilar programs. Dr. Jenkins began his FDA career in 1992 as a medical officer in the Division of Oncology and Pulmonary Drug Products. He subsequently served as Pulmonary Medical Group Leader and Acting Division Director before being appointed as Director of the Division of Pulmonary Drug Products in 1995. He then became the Director of the Office of Drug Evaluation II in 1999 and remained in that position until he was appointed Director of OND in 2002. Following his retirement from the FDA after over 25 years of federal service in January 2017, Dr. Jenkins joined Greenleaf Health, an FDA-focused, strategic consulting firm where he served as Principal, Drug and Biological Products. Dr. Jenkins is also a member of the board of Corbus Pharmaceuticals, where he has served since June 2018. Dr. Jenkins is board certified in internal medicine and pulmonary diseases by the American Board of Internal Medicine. He received his medical degree from the University of Tennessee, Memphis and completed his postgraduate medical training in internal medicine, pulmonary diseases, and critical care medicine at VA Commonwealth University/Medical College of VA. Prior to joining the FDA, Dr. Jenkins served as Assistant Professor of Pulmonary and Critical Care Medicine at VCU/MCV and as a Staff Physician at the Hunter Holmes McGuire VA Medical Center in Richmond, VA. Dr. Jenkins’s significant expertise in the FDA review process and product candidate development make him a valuable member of our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES.

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CORPORATE GOVERNANCE

The Board of Directors and Its Committees

Board of Directors

Our Board is currently composed of seven directors. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Board Diversity

The Board believes that diversity among the Company’s directors, and management, contributes a range of perspectives that encourages balanced, creative and thoughtful decision making, which promotes effective strategic oversight and stewardship. The Board is proud of the diversity of management and the Board and looks forward to continuing to prioritize diversity in connection with fulfilling the Company’s Board needs as they evolve. The Nominating and Corporate Governance Committee is committed to compliance with Nasdaq diversity requirements and ensuring that the individuals on the Board represent a diverse mix of backgrounds and experiences that will maximize the Board’s ability to serve the Company’s needs and the long-term interests of its stockholders. In addition to seeking out individuals of diverse backgrounds and ethnicities, our priority in selection of board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

Board Diversity Matrix as of April 5, 2022
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
African American of Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	6
Two or More Races or Ethnicities
LGBTQ+		1
Did Not Disclose Demographic Background

In addition, we have one director who is a Military Veteran.

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Director Nominee Requirements

The Company’s Corporate Governance Guidelines (“Guidelines”), adopted by the Board and available at www.proventionbio.com, outlines director qualification standards including director criteria, process for identifying and selecting directors, director responsibilities, director compensation and performance evaluation of directors. At a minimum, director nominees must meet the following requirements:

●	The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.

●	The nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition.

●	The nominee shall be well regarded in the community and shall have a long-term reputation for the high ethical and moral standards.

●	The nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve.

●	To the extent such nominee serves, or has previously served, on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

As provided in the Company’s Guidelines, in addition to being responsible for the general oversight of management, the Board and its committees perform a number of specific functions, including:

●	Reviewing and approving the Company’s key objectives and strategic business plans and monitoring implementation of those plans and the Company’s success in meeting identified objectives;

●	Reviewing and approving the Company’s financial objectives and major corporate plans, business strategies and actions;

●	Selecting, evaluating and setting the compensation for the CEO of the Company and overseeing CEO succession planning;

●	Providing advice and oversight regarding the selection, evaluation, development and compensation of senior management;

●	Overseeing the Company’s risk management and mitigation activities, including with respect to cybersecurity;

●	Providing advice for the Company’s strategies regarding the management of environmental, social and governance matters; and

●	Reviewing and monitoring the administration of the policies and procedures to safeguard the integrity of the Company’s business operations and financial reporting and to promote compliance with applicable laws and regulations.

The Board evaluated the Company’s needs, director criteria, director responsibilities and its current Board membership and performance and recommended its current Board members as nominees for reelection. With regulatory clarity with respect to a potential FDA decision on the pending teplizumab biologics license application, the Board will continue to assess the Company’s Board needs with diversity as key priority.

Our Board met 15 times in 2021. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which such director served on the Board) and (ii) the total number of meetings of all committees of our Board on which such director served (during the periods for which such director served on such committee or committees), except for Dr. Bluestone, whose aggregate attendance for the above was 73%. All directors serving at the time of the 2021Annual Meeting of Stockholders attended the 2021 Annual Meeting of Stockholders. We do not have a formal policy requiring members of our Board to attend our annual meetings.

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Director Independence

Our common stock is listed on The Nasdaq Global Select Market tier of The Nasdaq Stock Market (“Nasdaq”). Under Nasdaq rules, a director will only qualify as an “independent director” if, among other qualifications, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Under Nasdaq rules, “independent directors” must comprise a majority of our Board. In addition, Nasdaq rules require that (i) subject to certain exceptions, all of the members of the Audit Committee must be independent as defined by Nasdaq and, in addition, satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) all of the members of the Compensation Committee must be independent as defined by Nasdaq in accordance with Rule 10C-1 under the Exchange Act and (iii) either the members of the Nominating and Corporate Governance Committee must be independent as defined by Nasdaq (subject to certain limited exceptions) or director nominees must be selected or recommended for the Board’s selection by the separate vote of a majority of the Board’s independent directors.

Our Board undertook a review of its composition, the composition of its committees and the independence of each director. Based on information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Avery Catlin, Sean Doherty, Wayne Pisano, Nancy Wysenski, John Jenkins and Jeffrey Bluestone do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq rules.

In making this determination, our Board considered the relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business.

Audit Committee

The Board has established an Audit Committee currently consisting of Mr. Catlin (Chair), Mr. Doherty and Mr. Pisano. The Audit Committee’s primary functions are to oversee and review the integrity of the Company’s financial statements and other financial information furnished by us, our compliance with legal and regulatory requirements, our systems of internal accounting and financial controls, our independent auditor’s engagement, qualifications, performance, compensation and independence, related party transactions, compliance with our Code of Business Conduct and Ethics and information security, data privacy and cyber security.

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The Audit Committee also appoints (and recommends that the Board submit for stockholder ratification), compensates, retains and oversees the independent auditor retained for the purpose of preparing or issuing an audit report or other related service. The Audit Committee pre-approves audit, review and non-audit services provided by our independent auditor pursuant to the pre-approval policy described in additional detail herein. In addition, the Audit Committee discusses guidelines and policies related to risk assessment and risk management with us, prepares an Audit Committee report in accordance with SEC regulations, sets policies regarding the hiring of employees or former employees of our independent auditor, reviews and investigates any matters pertaining to integrity of management, including conflicts of interest, reviews related party transactions, reviews financial reporting and accounting standards, meets with officers as necessary, reviews the independence of the independent public accountants and reviews the adequacy of our internal accounting controls.

In addition, our Audit Committee discusses guidelines and policies developed by our management and the Board with respect to risk assessment and risk management and the steps that our management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls, and has established procedures for the receipt, retention and treatment of complaints regarding various matters, including the confidential submission by employees of concerns relating to questionable accounting or auditing matters or violations of our Code of Business Conducts and Ethics.

Each member of the Audit Committee is “independent” as that term is defined under the applicable rules of the SEC and Nasdaq. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board determined that Mr. Catlin is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee met four times during 2021. Our Board has adopted an Audit Committee Charter, which is available for viewing at www.proventionbio.com.

Compensation Committee

The Board has established a Compensation Committee currently consisting of Ms. Wysenski (Chair), Mr. Catlin and Mr. Pisano. The primary functions of the Compensation Committee are to facilitate the Board’s discharge of its responsibilities relating to the evaluation and compensation of our executives, oversee the administration of our compensation plan, review and determine director compensation, and prepare any reports on executive compensation required by the SEC and Nasdaq.

The Compensation Committee, taking into consideration feedback from our senior management and an independent compensation consultant, at least annually (i) establishes and periodically reviews our general compensation philosophy and strategy, (ii) reviews and makes recommendations to the Board regarding Board compensation, (iii) reviews and makes recommendations to the Board regarding CEO compensation and performance, (iv) reviews and approves compensation for executives other than the CEO, (v) reviews and discusses compensation disclosure as may be required by the SEC, and (vi) reviews and makes recommendations with respect to incentive compensation plans and equity-based plans. Additionally, Compensation Committee conducts or authorizes investigations or studies of any matters within the scope of the Compensation Committee’s responsibilities.

To determine executive compensation, the Compensation Committee, with input from the Chief Executive Officer (who does not participate in the deliberations regarding his own compensation), at least annually reviews and makes recommendations to the Board of appropriate compensation levels or other terms of employment for each of our executive officers. The Compensation Committee considers all factors it deems relevant. Our Compensation Committee has engaged the services of Aon’s Human Capital Solutions practice, part of Aon plc (“Aon”), a compensation consulting firm, to provide the Compensation Committee with guidance regarding the amount and types of compensation that we provide to our executives and directors and how our compensation practices compare to the compensation practices of other companies.

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The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties. In 2021, Aon assisted the Compensation Committee with, among other things, reviewing and modifying the compensation peer group for 2022 compensation decisions; executive and director market pay analysis; development of executive and director pay programs; analysis of equity pay market data and trends; new hire compensation guidelines; change in control and severance arrangement recommendations; and certain proxy disclosures, including the compensation disclosure included below. In addition to the above-described support and services for the Compensation Committee, through a separate division of Aon, Aon was engaged by Company management to provide commercial insurance coverage and provide access to employee compensation data for the Company. Fees paid to Aon during 2021 for services not related to Aon’s work with the Compensation Committee, including the provision of commercial insurance and employee compensation survey data, were approximately $255,625. Fees paid to Aon during 2021 for services to the Compensation Committee related to executive and director compensation were approximately $153,999. The Compensation Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable SEC and Nasdaq listing standards. The Compensation Committee conducted a specific review of its relationship with Aon in 2021 and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest and that Aon is independent under applicable SEC and Nasdaq rules.

The Compensation Committee met eight times during 2021. Our Board has determined that each member of the Compensation Committee currently serving is independent under the listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Board has adopted a Compensation Committee Charter, which is available for viewing at www.proventionbio.com.

Nominating and Corporate Governance Committee

The Board has established a Nominating and Corporate Governance Committee consisting of Mr. Pisano (Chair), Mr. Doherty, Ms. Wysenski and Dr. Jenkins. The primary functions of the Nominating and Corporate Governance Committee are to identify, review the qualifications of, and recommend to the Board, proposed nominees for election to the Board (consistent with criteria approved by the Board), select, or recommend that the Board select, the director nominees for the next annual meeting of stockholders, and oversee the annual evaluation of the Board and management. The annual board evaluation of board performance includes individual director assessments. In addition, every three years an external evaluation will be conducted.

The Nominating and Corporate Governance Committee also makes recommendations to the full Board regarding the size and composition of the Board and the criteria for Board and committee membership, establishes procedures to be followed by stockholders in submitting recommendations for director candidates, establishes a process for identifying and evaluating nominees for the Board, retains advisory firms to help identify director candidates, and reviews stockholder proposals and proposed responses.

In addition, the Board has assigned to the Nominating and Corporate Governance Committee the responsibility of reviewing and receiving updates from management of the Company’s strategies, initiatives, risks, opportunities, and related reporting with respect to ESG matters, to the extent not otherwise overseen by the full Board and providing updates and recommendations to the full Board as appropriate.

The Nominating and Corporate Governance Committee met three times during 2021. All members of the Nominating and Governance Committee are independent directors as defined under Nasdaq rules. Our Board has adopted a Nominating and Corporate Governance Charter, which is available for viewing at www.proventionbio.com.

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Stockholder Nominations for Directorships

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the information set forth in Section 2.4 (Advance Notice Procedures) of our bylaws to the Secretary of the Company at the address set forth below under “Stockholder Communications.” All such recommendations will be forwarded to the Nominating and Corporate Governance Committee, which will review and only consider such recommendations if such information is provided on a timely basis. All stockholder recommendations for director candidates must be received by the Company in the timeframe(s) set forth under the heading “Stockholder Proposals” below.

Assuming that appropriate information is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board or other persons, as described above and as set forth in its written charter.

Board Leadership Structure

We believe in the value of an independent Board and have structured our leadership to promote the role of independent directors. Six of our seven current directors are independent, and all of our Board committees consist solely of independent directors. Through our committees, we entrust to independent directors various critical matters, including pertaining to our financial statements, executive compensation and governance.

We also currently separate the positions of chairman of the Board and Chief Executive Officer. Wayne Pisano, an independent director, is the chairman of the Board. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, particularly given the time and effort he is required to devote to our development and commercialization efforts and our numerous product candidates, while leveraging the independent perspective and experience of our chairman. We also believe that having an independent chairman gives independent directors a greater role in the oversight of our Company, including in overseeing material risks we face, as described below, and in supervising and evaluating our Chief Executive Officer and other members of our management. In addition, we believe that having an independent chairman promotes more active participation by independent directors in setting the agendas of and establishing priorities and procedures for our Board. Finally, we believe that having an independent chairman enables more effective decision-making by facilitating input from both internal and external vantage points.

Board Role in Risk Oversight

Our Board has primary responsibility for the oversight of material risks facing the Company. We face a number of risks, including those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other reports filed with the SEC. We are committed to promoting a culture of decision-making that is risk-adjusted, taking into account material risks without hindering innovation. We believe that successful risk management requires understanding the risks we face, monitoring them, and adopting appropriate mitigation measures. To that end, our Board receives regular reports directly from officers responsible for oversight of particular risks within our Company, as well as full reports from each committee chair regarding the committee’s considerations and actions with regard to risks facing the Company (as described below). Through these reports and other discussions with management and Board committees, our Board monitors management’s performance of its responsibilities to identify relevant risks and assess, monitor, and take appropriate steps to mitigate risks.

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We are committed to corporate social responsibility, including environmental sustainability, diversity and inclusion. Our Board takes its role in overseeing corporate social responsibility seriously and believes that good corporate governance and high ethical standards are key to our Company’s future success.

At the committee level, our Audit Committee discusses guidelines and policies developed by our management and the Board with respect to risk assessment and risk management and the steps that our management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls. In addition, our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding various matters, including the confidential submission by employees of concerns relating to questionable accounting or auditing matters or violations of our Code of Business Conducts and Ethics. The Audit Committee is also tasked with overseeing the Company’s program, policies and procedures related to information security, data privacy and cyber security. Additionally, the Company reviews its insurance policies including its information security risk insurance policy with the Audit Committee and the Board. The Compensation Committee considers, and reviews and discusses narrative disclosure of, the relation of the Company’s compensation policies and practices to compensation risk and risk management. Our Nominating and Corporate Governance Committee considers and makes recommendations pertaining to the Board’s leadership structure. As described above, our leadership structure currently reflects our belief in the value of promoting the role of independent directors in risk management.

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to advice from legal counsel, our Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the Board as they consider appropriate.

Communications from stockholders will be forwarded to all directors if they relate to important substantive matters or if they include suggestions or comments that the Secretary considers to be important for the Board to know. Communication relating to corporate governance and corporate strategy are more likely to be forwarded to the Board than communications regarding personal grievances, ordinary business matters, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications to the Board should address such communications to: The Board of Directors, Provention Bio, Inc., 55 Broad Street, 2nd Floor, Red Bank, NJ 07701, Attention: Secretary.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees. The purpose of the Code of Business Conduct and Ethics is to deter wrongdoing and to provide guidance to directors, officers and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical or illegal conduct and to contribute positively to our culture of accurate disclosure, ethical performance and accountability. We have established a means for individuals to report a violation or suspected violation of the Code of Business Conduct and Ethics anonymously, including those violations relating to accounting, internal controls or auditing matters, and federal securities laws. Our Code of Business Conduct and Ethics is publicly available on our website at www.proventionbio.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver from a provision of the Code of Business Conduct and Ethics to our directors or executive officers, we will disclose the nature of such amendments or waiver on our website or in a current report on Form 8-K.

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Anti-Hedging Policy

Under the terms of our insider trading policy, we prohibit each officer, director and employee of the Company, and each of their family members and controlled entities, from engaging in certain forms of hedging or monetization transactions. Such transactions include those, such as zero-cost collars and forward sale contracts, that would allow them to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, and to continue to own the covered securities but without the full risks and rewards of ownership.

Limitation of Directors’ Liability and Indemnification

Our certificate of incorporation contains a provision that eliminates, to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director or otherwise. Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have entered into and intend to continue to enter into indemnification agreements with our directors and officers, in addition to the indemnification provided for in our bylaws.

We maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

As a result of Mr. Doherty’s position as the Chairman of the JDRF T1D Fund, our board of directors approved, under Section 122(17) of the DGCL, the renouncement of any interest or expectancy in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into possession of Mr. Doherty in his role as the Chairman of the JDRF T1D Fund unless such matter, transaction or interest is presented to, or acquired by, or which otherwise comes into possession of Mr. Doherty expressly and solely in his capacity as director of the Company.

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Executive Officers

The following table sets forth certain information regarding our executive officers. Ages presented as of March 1, 2022.

Name of Individual	Age	Position and Office
Ashleigh Palmer	59	Co-Founder, President, Chief Executive Officer, Director
Thierry Chauche	46	Chief Financial Officer
Francisco Leon	50	Co-Founder, Chief Scientific Officer
Eleanor Ramos	65	Chief Medical Officer
Jason Hoitt	44	Chief Commercial Officer
Heidy King-Jones	39	Chief Legal Officer
M. Christina Yi	46	Chief Operations Officer
Benedict Osorio	65	Chief Quality Officer

Our executive officers are appointed by, and serve at the discretion of, our Board. The business experience for the past five years, and in some instances, for prior years, of each of our executive officers is as follows:

Ashleigh Palmer

For Mr. Palmer’s biography, please see the section above entitled “Directors.”

Thierry Chauche

Mr. Chauche joined Provention as Chief Financial Officer (“CFO”) in December 2021. Mr. Chauche has over 20 years of financial and operational leadership experience in finance and healthcare companies. Prior to Provention, Mr. Chauche was most recently the Vice President and Head of Strategic Financial Planning & Analysis at Alexion from 2020 to 2021. Prior to Alexion, Mr. Chauche served in roles of increasing responsibility at Intercept Pharmaceuticals from 2017 to 2020, Novartis from 2007 to 2017, and Rothschild & Cie from 1999 to 2005. Mr. Chauche holds an M.S. in engineering from Ecole Des Ponts ParisTech and an MBA from the Wharton School of the University of Pennsylvania.

Francisco Leon

Dr. Leon, co-founder of Provention and its Chief Scientific Officer (“CSO”), joined Provention in October 2017. Dr. Leon brings to the Company a breadth of experience and expertise from his academic and industry careers in the fields of immunology and immune-mediated disease clinical research. Dr. Leon was most recently the Chief Executive Officer and Chief Medical Officer of Celimmune, LLC, a clinical development-stage immunotherapy company dedicated to developing transformational therapies for celiac disease and refractory celiac disease (intestinal lymphoma) from 2015 to 2017. Celimmune was acquired by Amgen Inc. in November 2017. Additionally, Dr. Leon is a co-founder and shareholder of Glutenostics, Inc. since April 2016. Prior to founding Celimmune in 2015, Dr. Leon served as Vice President and Head of Translational Medicine at Johnson & Johnson’s Janssen Pharmaceuticals, where he led early-stage clinical development in immunology. Before joining Janssen in 2010, Dr. Leon served as Chief Medical Officer at Alba Therapeutics; Director of Clinical Development, Inflammation & Respiratory at Medimmune (AstraZeneca); and Director of Clinical Discovery, Immunology & Oncology at Bristol-Myers Squibb. Prior to joining the biopharma industry, Dr. Leon served as a Postdoctoral Fellow at the National Institutes for Allergy and Infectious Diseases (“NIAID”) of the National Institutes of Health (“NIH”). In 2011, he became an Adjunct Professor of Medicine at Jefferson Medical College in Philadelphia. Dr. Leon is a clinical and translational immunologist who received his M.D. and Ph.D. from Autónoma University in Madrid, Spain. In his 25 years of experience in translational immunology, Dr. Leon has authored or co-authored more than 100 peer-reviewed articles, book chapters, patents and patent applications.

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Eleanor Ramos

Dr. Ramos joined Provention in July 2017 as its Chief Medical Officer (“CMO”). Dr. Ramos’ background includes significant clinical expertise in autoimmunity, inflammation, organ transplant rejection and the treatment of acute and chronic viral infections. Prior to joining Provention, Dr. Ramos served as a Chief Medical Officer of Global Blood Therapeutics Inc., a biopharmaceutical company dedicated to developing novel therapeutics to treat blood-based and hypoxemic pulmonary disorders from 2014 to 2016. Her past experience includes roles as Chief Medical Officer of Theraclone Sciences, a therapeutic antibody discovery and development company, where she oversaw the development of clinical programs in viral diseases including severe influenza from 2011 to 2014, and as Chief Medical Officer at ZymoGenetics, Inc., overseeing its clinical portfolio across infectious diseases/hepatitis C, immunology/lupus nephritis, oncology and hemostasis from 2009 to 2011. Dr. Ramos is currently a member of the Scientific Advisory Board of EpiVax Oncology, a private biotechnology company focused on developing personalized cancer vaccines. Her experience also encompasses leading the Clinical Trials Group at the Immune Tolerance Network, a collaborative network for clinical research funded by the National Institute of Allergy and Infectious Diseases. She holds a medical degree and undergraduate degree from Tufts University, along with advanced training in the subspecialty of nephrology with a focus on transplantation immunology at Brigham and Women’s Hospital, Harvard Medical School.

Jason Hoitt

Mr. Hoitt joined Provention as its Chief Commercial Officer (“CCO”) in January 2020. Prior to joining Provention, Mr. Hoitt served as Chief Commercial Officer at Dova Pharmaceuticals (acquired by Swedish Orphan Biovitrum AB or Sobi) from December 2018 to November 2019 and led all commercial efforts including the pre-launch and launch strategy and execution for DOPTELET ® (avatrombopag) targeting chronic immune thrombocytopenia. Prior to Dova Pharmaceuticals, Mr. Hoitt as a member of the commercial leadership team at Insmed Incorporated from June 2017 to December 2018, serving as a Vice President and Head of Sales for the launch of Arikayce. Mr. Hoitt was also a member of the commercial leadership team at Sarepta Therapeutics from October 2013 to May 2017, where he launched Exondys 51. Prior to Sarepta he held roles of increasing responsibility at Vertex Pharmaceuticals, where he launched Incivek, and Gilead Sciences, working on Hepsera and the launch of Viread HBV. Mr. Hoitt holds a B.A from the College of the Holy Cross.

Heidy King-Jones

Ms. King-Jones joined Provention as its Chief Legal Officer (“CLO”) in August 2020. She brings nearly 14 years of corporate counsel and law firm experience in the biotechnology and pharmaceutical sectors. As CLO, Ms. King-Jones supports Provention Bio’s commitment to upholding the best practices of compliance, corporate governance, and legal and enterprise risk management. Prior to joining Provention, Ms. King-Jones served as Senior Vice President and General Counsel of Axcella Health, Inc. where she worked from January 2018 to August 2020. Prior to Axcella, she held legal roles of increasing responsibility at Sarepta Therapeutics from July 2013 to January 2018, including head of Corporate Law Department and lead attorney for commercialization of Exondys 51. Ms. King-Jones started her career as a part of Ropes & Gray LLP’s Securities & Public Company Practice Group. She holds a B.A. from Dartmouth College and a J.D. and LL.M. from Cornell Law School.

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M. Christina Yi

Ms. Yi joined Provention as its Chief Operations Officer in December 2021. Ms. Yi has over 25 years of leadership roles in the production and delivery of transformative medicines. As Chief Operations Officer, she oversees the production of the Company’s products, including supply chain, program management and human resources. Prior to joining Provention, Ms. Yi served as Chief Operating Officer at Vaxxinity, Inc from November 2020 to October 2021. Prior to Vaxxinity, she worked at Dendreon Pharmaceuticals, LLC from July 2009 to November 2021. At Dendreon, Ms. Yi served in roles of increasing responsibility until she was appointed as the Chief Operations Officer in June 2017, with the responsibility of leading over 400 employees and managing all operational aspects for the production, disposition and delivery of the first FDA-approved immunotherapy treatment for advanced prostate cancer. Before Dendreon, Ms. Yi worked on commercializing multiple novel therapeutics in a quality role with Amgen and drug development with Xenogen Corporation and Targeted Genetics Corporation. Ms. Yi holds a B.S. in Cell and Molecular Biology from the University of Washington.

Benedict Osorio

Mr. Osorio joined Provention in August 2020 as its Senior Vice President, Quality and was appointed as Chief Quality Officer in December 2021. He brings over 40 years of experience in pharmaceutical and biopharmaceutical quality systems, operations and oversight. Prior to joining Provention, Mr. Osorio served as Chief Operating Officer (“COO”) from 2019 to 2020, Senior Vice President, Quality from February 2018 to July 2019 and Vice President/ Senior Vice President from June 2005 to October 20212 at Progenics Pharmaceuticals, Inc. Additionally, Mr. Osorio previously served asVice President, Quality Assurance at Acorda Therapeutics, Inc. from June 2016 to February 2018, Vice President, Compliance and Quality Assurance at Achillion Pharmaceuticals, Inc. from May 2014 to June 2016, Vice President and Head of Quality Operations, North America at Valeant Pharmaceuticals from May 2013 to October 2013, Global Head QA/QC at Braeburn Pharmaceuticals, Inc. from January 2013 to April 2013, Senior Director, Compliance Assessment at Forest Laboratories, Inc. from June 2001 to June 2005, roles of increasing responsibility including Executive Director, Quality Assurance at Purdue Pharma L.P. from September 1984 to June 2001 and Senior Analytical Chemist at Berlex Laboratories, Inc. from September 1979 to September 1984. He holds a B.S.in Forensic Science from John Jay College of Criminal Justice, and a M.S. in Chemistry and MBA from Seton Hall University and is a Senior Member of the American Society for Quality.

There are no family relationships among any of our directors and executive officers.

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EXECUTIVE COMPENSATION

Compensation Summary

This Compensation Summary provides an overview of our executive compensation philosophy, the objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why the Compensation Committee arrived at specific compensation policies and decisions involving our named executive officers for the fiscal year ended December 31, 2021. This Compensation Summary is intended to be read in conjunction with the tables which immediately follow, which include historical context of pay.

The following executive officers constituted our named executive officers (“NEOs”) for the 2021 fiscal year:

Ashleigh Palmer	Chief Executive Officer

Thierry Chauche(1)	Chief Financial Officer

Eleanor Ramos	Chief Medical Officer

Andrew Drechsler(2)	Former Chief Financial Officer

(1) Mr. Chauche was appointed CFO of the Company effective December 1, 2021.

(2) Mr. Drechsler served as our CFO until December 1, 2021 and served as Special Advisor to the CEO and the CFO through December 31, 2021.

Executive Summary

The Company’s accomplishments in 2021 are directly tied to the performance of the Company’s NEOs, and thus were an important factor in determining NEO compensation in 2021. Although the Company experienced certain challenges resulting from the ongoing COVID-19 pandemic, such as slower patient recruitment for clinical trials, the Company’s 2021 accomplishments, including advancing its pipeline of product candidates aimed at intercepting and preventing autoimmune disease included the below:

●	Advanced Lead Product Candidate, PRV-031 (teplizumab) in two separate potential indications:

○	On May 27, 2021, the FDA held an advisory committee meeting where the Endocrinologic and Metabolic Drugs Advisory Committee (“EMDAC”) voted ten “yes” and seven “no” on the question, “Does the information provided in the background documents and presentations by the Applicant and FDA show that the benefits of teplizumab outweigh the risks in support of approval to delay clinical type 1 diabetes mellitus?”

○	After receiving a Complete Response Letter (the “CRL”) related to PK comparability considerations and product quality considerations on July 2, 2021 for its teplizumab biologics license application (“BLA”) for the delay of clinical type 1 diabetes in at-risk individuals, the Company successfully conducted a pharmacokinetic/pharmacodynamic (“PK/PD”) substudy under its ongoing PROTECT Trial in newly diagnosed T1D patients to collect more teplizumab PK data, analysis and modeling with the goal of addressing the FDA’s PK comparability considerations and finding a regulatory path forward for resubmission of the teplizumab BLA for an at-risk indication. The Company announced its preliminary topline results and analysis from the population pharmacokinetics model in September 2021 and held various meetings and interactions with FDA in 2021. The Company’s efforts and engagement with FDA in 2021 laid the groundwork and paved the way for a BLA resubmission in February 2022.

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○	Continued to successfully advance and expand T1D disease education and screening awareness programs with seasoned field team leaders and members in both commercial and medical affairs field roles.

○	Engaged with The Medicines and Healthcare products Regulatory Agency (“MHRA”) and obtained non-binding scientific advice in April 2021. Had additional meetings with MHRA to develop understanding of the potential regulatory path forward for teplizumab for an at-risk indication in the UK. Additionally, Teplizumab was awarded in July 2021, an Innovation Passport in the UK for the delay of clinical type 1 diabetes in at-risk individuals. Teplizumab is one of the first investigational medicines to receive this designation under the UK’s Innovative Licensing and Access Pathway (“ILAP”) launched by the MHRA in January 2021.

○	Successfully completed enrollment of (and overenrolled by approximately 10%) PRV-031 PROTECT Trial which is focused on researching the potential safety and efficacy of teplizumab in patients newly diagnosed with type 1 diabetes, a second potential indication for teplizumab.

●	Advanced Company’s Pipeline of Product Candidates

○	PRV-3279:

■	In February 2021, we entered into a strategic collaboration with Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd., (“Huadong”), a wholly-owned subsidiary of Huadong Medicine Co., Ltd., to develop and commercialize PRV-3279, an investigational DART® (bispecific antibody-based molecule) targeting the B cell surface proteins CD32B and CD79B, in Greater China, which includes mainland China, Hong Kong, Macau and Taiwan. Under the terms of the agreement, we received an upfront payment of $6.0 million, and we will receive up to $11.5 million in research, development, and manufacturing funding, and up to $172.0 million in potential development, regulatory and commercial milestone payments. We are also eligible to receive low double-digit royalties as a percentage of net sales of PRV-3279 by Huadong in Greater China.

■	In 2021, completed work necessary to successfully initiate the Phase 2a PREVAIL-2 study in January 2022, a placebo-controlled trial, to study PRV-3279 in moderate to severe SLE patients.

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■	In January 2021, we announced positive results of pre-clinical proof-of-concept experiments in support of the prevention of immunogenicity indication. A PRV-3279 mouse surrogate was tested in mice transgenic for human CD32B, which received gene therapy with an adeno-associated virus (“AAV”) vector AAV9 encoding for the enzyme acid-alpha-glucosidase (“GAA”) gene. Errors in the GAA gene cause the serious human glycogen storage disease type II known as Pompe disease. In the study, the PRV-3279 surrogate reduced anti-AAV9 vector antibody levels in a dose-dependent fashion. Anti-AAV9 antibodies have been linked to reduced efficacy, safety concerns and the inability to re-dose patients based on these and other study data, we believe PRV-3279 co-administration with gene therapy products has the potential to improve the safety and efficacy of this therapeutic modality. The PRV-3279 surrogate in combination with sirolimus increased skeletal muscle levels of GAA enzyme expression. Consistent with prior results from clinical trials in healthy human subjects, the PRV-3279 surrogate decreased Immunoglobulin M (“IgM”) production and was well tolerated. These results have been presented at the 2021 American Society for Gene and Cell Therapy conference. Based on these data, we plan to look for opportunities to work with academic and industry experts to combine PRV-3279 with gene therapy and other biotherapeutic products to further our mission of preventing and intercepting devastating immune-mediated conditions.

○	PRV-101: In October 2021, we announced positive interim top-line results from the PROVENT (PROtocol for coxsackievirus VaccinE in healthy voluNTeers) study, a first-in-human study of our polyvalent inactivated CVB vaccine candidate, PRV-101. We are developing PRV-101 for the prevention of acute CVB infection and the potential delay or prevention of T1D and celiac disease. In the interim analysis, PRV-101 met the safety primary endpoint demonstrating that it was well tolerated in this study, with no treatment-emergent serious adverse events, adverse events of special interest, or adverse events that led to study drug discontinuation or study withdrawal. PRV-101 also met the secondary efficacy endpoint as it induced high titers of viral neutralizing antibodies against all CVB serotypes included in the vaccine, in a dose dependent fashion. We presented the results at the 14th Annual Network for Pancreatic Organ Donors with Diabetes (“nPOD”) Annual Meeting in January 2022. An additional six-month safety and efficacy follow up has been conducted and final results from the trial are expected in the first half of 2022.

○	PRV-015: Continued conducting Phase 2b PROACTIVE study in adult patients with NRCD as well as managing and minimizing delays and impacts of the COVID-19 pandemic on this study (e.g., on certain aspects of medical care during the pandemic, such as a temporary halting of elective endoscopy procedures, lack of prioritization of chronic life-threatening conditions and reduced exposure to gluten due to reductions of travel and dining out that impacted this study).

●	Financing: In the first quarter of 2021, we completed an underwritten public offering that generated aggregate net proceeds of $102.3 million.

●	Organizational Growth and Attracting Top Talent: The Company successfully scaled up from an organization of 52 employees in December 2020 to 82 employees by February 2022 and developed additional capacity and expertise to support its business plans, including hiring a Chief Financial Officer, Chief Operations Officer and promoting a Chief Quality Officer.

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●	Strategy: Timely CEO driven identification and presentation to our Board of critical priorities for long-term strategic planning (including delineating Provention’s differentiated capabilities, assessing a holistic set of strategic options to optimize value creation and providing recommendations to the Board on strategic path forward).

The Company’s executive compensation program is designed to closely tie pay to performance, rewarding executives for the achievement of corporate short-term and long-term strategic goals that create stockholder value. We believe that the efforts of our named executive officers were critical to our operational successes in 2021, but also recognize that the Company faced certain challenges, particularly in its efforts to launch teplizumab. In January 2021, when the Compensation Committee approved the original 2021 performance goals under our annual cash incentive program, it believed those goals reflected a challenging yet attainable level of clinical objectives and business development that was also in line with the Company’s longer-term strategic goals. However, due to the FDA’s CRL described above, the Compensation Committee determined that it would not be feasible for the Company to achieve certain of the original 2021 performance goals under our annual cash incentive program. In an effort to motivate our executives to perform against the refocused priorities of the Company to address the CRL and other key initiatives, the Compensation Committee approved additional performance goals under our annual cash incentive program, as described below under “Annual Cash Incentives – 2021 Milestones and Corporate Goals.”

We strongly believe that a well-structured executive compensation program should be heavily reliant on variable, “at-risk” pay, a philosophy we reflect in our compensation program. The following three examples demonstrate our approach to compensation:

1.	Performance-based stock options — In 2021, approximately 50% of our annual equity grant to executives was comprised of performance-based stock options. As a clinical stage biopharmaceutical company, options are a common equity vehicle choice among our peers. However, attaching performance conditions to those awards is not. Our Compensation Committee and Board felt this was appropriate to incentivize our executives to focus on corporate strategic goals that are vital to our short- and long-term success, and therefore to the creation of stockholder value. To bring the Company’s compensation practices closer to that of its peer group companies described below and to be competitive with other peer executive compensation programs, the Compensation Committee determined that it was appropriate to bring the performance-based stock options component of annual grants for our compensation program from 60% of such grants (by grant date value) in 2020 to 50% in 2021.

2.	Teamwork (with slight differentiation) — Under our annual incentive plan structure, all executives have the same corporate performance goals, but with different weightings based on functional contributions towards those goals. Our Compensation Committee determined weightings for our 2021 annual incentives based on each executives’ varying influence, contributions and oversight over each goal.

3.	Equal annual equity grants – The Compensation Committee, in consultation with our CEO, determined that in 2021 as in 2020, all executives, excluding new hires but including the CEO, would receive the same annual equity awards, including the same breakdown of time-vesting and performance-vesting awards, in order to support and incentivize teamwork culture. To reward and incentivize long-term performance and retention, the time-based stock options granted in 2021 vest over a four-year period.

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Overview of Our Pay Program

We believe that the design and structure of our pay program supports our business strategy and organizational objectives while successfully aligning executive and stockholder interests. Our compensation framework has been tailored to reward and incentivize executives for focusing on and achieving specific financial and strategic objectives, both quantitative and qualitative, that our Board believes are central to delivering long-term stockholder value.

We conducted an advisory vote on executive compensation at our 2021 annual meeting of stockholders. Our Board and the Compensation Committee value the opinions of our stockholders. Approximately 95.9% of the votes cast on the advisory vote on executive compensation were in favor of our 2020 NEO compensation as disclosed in our 2021 proxy statement.

The primary elements of our executive compensation program in 2021 were base salary, short-term cash incentives, and long-term equity incentives. The elements of our executive compensation program take into consideration market data, described below, and each executive’s individual experience, skills and performance.

Base Salary	Base salaries provide annual fixed pay and are intended to be competitive within our industry and are important in attracting and retaining talented executives.

Annual Cash Incentives	Our annual cash incentives are intended to motivate and reward our executives for the achievement of short-term strategic goals of the Company.

In 2021, our annual incentives were based on key corporate milestones, focusing on clinical trials, manufacturing, and regulatory goals, as well as goals related to a potential commercialization and raising funds to support the Company’s execution of its business plans.

Long-Term Equity Incentives	Long-term equity awards incentivize executives to deliver long-term stockholder value by offering the opportunity to benefit from appreciation in our stock price, while also providing a retention vehicle for our top employee talent.

In 2021, each executive received an annual grant of an option to purchase shares of our common stock and Mr. Chauche received a new hire option grant. Fifty percent of the shares underlying each grant vest over a four-year period based on continued employment with us and the remaining fifty percent vest based on achievement of pre-established performance of goals.

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Target Pay Mix

The Compensation Committee utilizes the above-mentioned elements to align our executive pay opportunities with our short- and long-term performance. To do so, and to align management interests most closely with the interests of our stockholders, the majority of the compensation we pay to our named executive officers is provided in the form of at-risk, variable incentives, as shown in the graphics below. The Compensation Committee does not have any formal policies for allocating total compensation among the various components. Instead, the Compensation Committee relies on its judgment as well as the advice from its independent compensation consultant. The pay mix for our executive officers reflected in the charts below was based on our compensation philosophy and practices described above, which is designed to be aligned with market competitive practices.

Notes: Target pay mix includes annual base salary, target annual cash incentives, and the grant date fair value of annual equity awards granted on May 12, 2021. “Other NEO Pay Mix” includes NEOs who served the entirety of the fiscal year and therefore excludes Thierry Chauche, who was appointed CFO of the Company effective December 1, 2021.

Compensation Governance Practices

To complement our pay structure, we adhere to several notable best practices to encourage actions that are in the long-term interests of our stockholders and the Company alike. These include:

	●	Align pay with performance
	●	Provide an appropriate mix of short and long-term incentives to our executives
	●	Responsible use of shares under our long-term incentive program
What We Do	●	Engage an independent compensation consultant
	●	Identify and use a comparator peer group based on market data and industry profile
	●	Include “double-trigger” change-in-control provisions
	●	Maintain a robust insider trading policy

What We Don’t Do	●	No excise tax gross-ups
	●	No excessive perquisites
	●	No repricing of stock option awards without stockholder approval
	●	No hedging or pledging of company stock

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COMPENSATION PHILOSOPHY

The Compensation Committee annually reviews and either recommends to the Board (for our CEO) or approves (for our other executives) each executive’s compensation and is responsible for ensuring that compensation for the executive officers is consistent with the objectives of attracting and retaining highly qualified executives, tying pay to performance and Company strategy, aligning executives’ incentives with long-term stockholder interests, and encouraging internal pay equity.

The Compensation Committee determines the appropriate level for each compensation component based on these overall compensation objectives. The Compensation Committee’s philosophy is to strive to provide market competitive compensation and emphasize at-risk cash bonus opportunities and equity compensation that reflect the Company’s performance goals and are commensurate with each executive’s scope of responsibility within the organization.

COMPENSATION DETERMINATION PROCESS

Role of Compensation Committee

The Compensation Committee oversees all compensation-based plans, policies, and benefits programs, and is responsible for making recommendations to our Board regarding the compensation of our CEO and for approving the compensation of our other executive officers. The Compensation Committee is also responsible for establishing corporate performance goals for the Company’s annual and long-term incentives and evaluating at least annually corporate performance as compared to these goals. The Compensation Committee administers our equity-based compensation program, including an evaluation of the guidelines and size of awards. The Compensation Committee conducts an annual review of all components of executive compensation. In addition, the Compensation Committee reviews and makes recommendations to the Board regarding the compensation of our non-employee directors.

Role of Management

The Company’s CEO, CFO and CLO are involved in the design and implementation of our executive compensation and are typically present at Compensation Committee meetings, except that the CEO and other executive officers are not present when the Compensation Committee chooses to vote or deliberate on executive salary and equity compensation during closed executive sessions. In 2021, the CEO, former CFO and CLO reviewed the analysis of Aon, our independent compensation consultant, with the Compensation Committee and made recommendations regarding proposed salary, annual incentives and long-term equity awards for our executive officers (other than themselves) for the Compensation Committee’s consideration. Management also participates in conducting annual risk assessments and ensuring that any risks involving compensation are properly mitigated. The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards for named executive officers, other than the CEO, for whom it makes recommendations to the Board for approval.

Role of Independent Compensation Consultant

The Compensation Committee has retained Aon to conduct a comprehensive review of our compensation program, as well as make recommendations for our executive compensation design and advise on market practices.

In 2021, Aon assisted the Compensation Committee with, among other things:

●	Reviewing and modifying the compensation peer group for 2022 compensation decisions;

●	Executive and director market pay analysis;

●	Development of executive and director pay programs;

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●	Analysis of equity pay market data and trends;

●	New hire compensation guidelines;

●	Change in control and severance arrangement recommendations; and

●	Assisting with certain proxy disclosures, including this compensation disclosure.

Fees paid to Aon during 2021 for services not related to Aon’s work with the Compensation Committee, including the provision of commercial insurance and employee compensation survey data, were approximately $255,625. Fees paid to Aon during 2021 for services to the Compensation Committee related to executive and director compensation were approximately $153,999.

The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties.

The Compensation Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable SEC and Nasdaq listing standards. The Compensation Committee conducted a specific review of its relationship with Aon in 2021 and determined that Aon’s work for the Compensation Committee did not raise any conflicts of interest and that Aon is independent.

2021 and 2022 Peer Groups

The Compensation Committee approved our 2021 peer group in October 2020, based on sector, development stage, market capitalization, and size and used this comparator group when making executive and Board compensation-related decisions in January 2021. The Compensation Committee also considered criteria from outside investors and the talent market when selecting the final criteria and list of companies. The following criteria was applied in developing the peer group used for 2021:

●	Sector – Biotechnology/Pharmaceuticals, with a therapeutic focus on immunotherapy, immune-oncology, and rare and orphan diseases

●	Development Stage – Products in phase 3 of development or commercial

●	Market Capitalization – 0.5x to 3x our market capitalization

●	Size – Generally, fewer than 300 employees

The Compensation Committee approved our 2021 peer group in October 2020 and used this comparator group when deciding 2021 compensation in January of this year.

For our 2021 peer group, Aon assisted the Compensation Committee in assessing the continued appropriateness of the peer group. The core criteria used to evaluate and develop the 2021 peer group were the same as the ones used to determine the 2020 peer group, except that the size of the companies used for the 2021 peer group was fewer than 300 employees to better reflect the composition of the Company.

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Using these criteria, in October 2020 the Compensation Committee approved the following 19 companies to comprise the Company’s 2021 peer group:

Aimmune Therapeutics, Inc.	Atara Biotherapeutics, Inc.	Athersys, Inc.
BioCryst Pharmaceuticals, Inc.	BioXcel Therapeutics, Inc.	CymaBay Therapeutics, Inc.
CytoDyn Inc.	ImmunoGen, Inc.	Kiniksa Pharmaceuticals, Ltd.
Radius Health, Inc.	Rhythm Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
Spectrum Pharmaceuticals, Inc.	Syndax Pharmaceuticals, Inc.	Tricida, Inc.
VBI Vaccines Inc.	Viela Bio, Inc.	Y-mAbs Therapeutics, Inc.
Zogenix, Inc.

For our 2022 peer group, Aon assisted the Compensation Committee in assessing the continued appropriateness of the 2021 peer group. The core criteria used to evaluate and develop the 2022 peer group were the same as the ones used to determine the 2021 peer group, except that the size of the companies used for the 2022 peer group was fewer than 200 employees to better reflect the then-current composition of the Company.

Using these criteria, in August 2021, the Compensation Committee approved the following 20 companies to comprise the Company’s 2022 peer group:

Atara Biotherapeutics, Inc.	Athersys, Inc.	BeyondSpring Inc.
BioXcel Therapeutics, Inc.	Chimerix Inc.	CymaBay Therapeutics, Inc.
CytoDyn Inc.	Foamix Pharmaceuticals Ltd.	Geron Corporation
Kiniksa Pharmaceuticals, Ltd.	Puma Biotechnology, Inc.	Rhythm Pharmaceuticals, Inc.
Rigel Pharmaceuticals, Inc.	Selecta Biosciences Inc.	Spectrum Pharmaceuticals, Inc.
Syndax Pharmaceuticals, Inc.	Tricida, Inc.	VBI Vaccines Inc.
XOMA Corporation	Zogenix, Inc.

For 2022, Aimmune Therapeutics, Inc. and Viela Bio, Inc. were removed from the peer group because they were no longer public companies. BioCryst Pharmaceuticals, Inc., ImmunoGen, Inc., Radius Health, Inc. and Y-mAbs Therapeutics, Inc. were removed from the peer group because they were outside of our peer group methodology parameters due to their high market capitalization relative to the Company’s. Seven companies were added to the 2022 peer group: BeyondSpring Inc., Chimerix Inc., Foamix Pharmaceuticals Ltd., Geron Corporation, Puma Biotechnology, Inc., Selecta Biosciences Inc., and XOMA Corporation.

Compensation Risk Assessment

The Compensation Committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components and other elements of our programs, and reviewing and approving the compensation of our executive officers, or in the case of our CEO, for recommending compensation to our Board for approval. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on the Company.

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ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

The Company’s executive compensation program generally consists of three primary elements: base salaries, annual performance-based cash incentives, and long-term equity awards.

Our NEOs are also eligible to participate in the employee benefit programs that we make available to all full-time employees, including medical and dental coverage, life and disability insurance and flexible spending accounts. In addition, we maintain a 401(k) retirement plan for our employees, under which we make an employer matching contribution equal to 100% of up to the first 4% of a participant’s eligible compensation (up to the IRS maximum). Other than the 401(k) plan, we do not sponsor or maintain any qualified or non-qualified retirement or deferred compensation plans for our employees, including our NEOs. The NEOs’ participation in our employee benefit plans and programs is on the same terms and conditions as those offered to our other full-time employees.

Base Salaries

We offer base salaries that are intended to provide a fixed component of compensation for our NEOs to reward the individual value that each executive officer brings to us through experience and past and expected future contributions to our success. The base salary for our CEO is reviewed by the Compensation Committee on an annual basis, and adjustments are recommended to the Board for approval as appropriate, based on numerous factors, including those described below. Base salaries for our executive officers other than our CEO are approved by the Compensation Committee upon their joining the company, and then reviewed and adjusted, as appropriate, by the Compensation Committee on an annual basis, in consultation with Aon and based on the consideration of numerous factors, including:

●	The individual’s role and responsibilities;

●	Individual contribution and performance over the past year;

●	Overall experience and expertise;

●	Current base salary;

●	Corporate performance; and

●	Salaries for similar positions within our compensation peer group.

In January 2021, the Compensation Committee approved the following base salaries for our named executive officers (other than for Mr. Chauche, whose base salary was determined by the Compensation Committee when he joined the Company in December 2021):

	2021	2020
Executive	Base Salary	Base Salary	% Change
Ashleigh Palmer	$612,900	$595,000	3.0%
Thierry Chauche(1)	$410,000	N/A	N/A
Eleanor Ramos	$450,000	$435,000	3.4%
Andrew Drechsler(2)	$437,800	$425,000	3.0%

(1) Mr. Chauche joined the Company as our CFO in December 2021.

(2) Mr. Drechsler served as our CFO until December 1, 2021 and served as Special Advisor to the CEO and the CFO through December 31, 2021.

After reviewing each executive’s prior performance, level of experience, planned contributions and responsibilities for the year ahead, and 2021 peer group company compensation data for executives in similar positions, the Compensation Committee approved, and with respect to the CEO the Board approved, merit increases for Messrs. Palmer and Drechsler and Dr. Ramos for 2021 consistent with Aon’s market guidance.

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Annual Cash Incentives

We provide our executive officers, including our NEOs, with the opportunity to annually earn cash incentives to encourage the achievement of corporate objectives, with such corporate goals weighted individually for each executive officer to reflect his or her responsibilities, contributions and oversight in the relevant area of focus. We established our annual incentive compensation program to motivate our executives to achieve short-term financial and business objectives, reflecting our “pay for performance” culture, resulting in a significant portion of NEO compensation tying directly to Company achievements.

For each NEO, the target bonus opportunity is determined as a percentage of his or her base salary (as indicated in the table below), which was established for 2021 by the Compensation Committee in consultation with Aon, based on market data, historical performance and internal equity considerations.

For 2021, our named executive officers had the following annual cash incentive target opportunities:

Executive	Target Annual Incentive (as % of base salary)

Ashleigh Palmer	60%
Eleanor Ramos	40%
Andrew Drechsler	40%

Mr. Chauche commenced employment with us on December 1, 2021 therefore he was not eligible for a bonus with respect to 2021. For 2022, Mr. Chauche’s target bonus opportunity is 40% of his base salary.

2021 Milestones and Corporate Goals

Consistent with our typical practice, the Compensation Committee, along with the independent members of our Board, approved the milestones and corporate goals applicable to 2021 annual cash incentives for our executives in January 2021. These corporate goals are intended to measure our performance in the following categories: clinical objectives, business development, and corporate finance. The level of attainment of corporate goals is a key factor used by the Compensation Committee in determining our NEOs’ earned annual incentives. In January 2021, the Compensation Committee approved the following performance milestones applicable to 2021 annual cash incentives for our executives:

1	PRV-031: Teplizumab launch plan finalized and implementation underway across functions by May 2021

2	PRV-031: Teplizumab approved with optimal label

3	PRV-031: Timely launch of teplizumab (with a refined deadline and specific steps approved by the Compensation Committee in March 2021)

4	PRV-031: Complete enrollment of PRV-031 PROTECT trial by September 30, 2021

5	Advancing the Pipeline: Timely complete enrollment of PRV-015 PROACTIVE trial and timely provide full results for PRV-101 PROACTIVE trial (consistent with deadlines approved by the Compensation Committee)

6	Corporate Finance and Business Development: Complete one or more dilutive or non-dilutive transactions to raise capital to resource launch of teplizumab and company business plans

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While the Compensation Committee believes it is important that each member of our executive team is motivated to focus on the achievement of the same strategic goals, the Compensation Committee also recognizes that different executives have more influence on certain goals, based on their different responsibilities, contributions and oversight. As such, the weighting for each goal differs from executive to executive to reflect this varying level of influence on results. The table below outlines the 2021 milestone weightings for each NEO as approved in January 2021 by the Compensation Committee:

Name	#1 PRV-031 Launch Plan	#2 PRV-031 Approval and Label	#3 PRV-031 Launch	#4 PRV-031 PROTECT	#5 Advance Pipeline	#6 Corp Fin & Bus Dev
Ashleigh Palmer	10%	25%	25%	10%	10%	20%
Eleanor Ramos	15%	30%	15%	20%	10%	10%
Andrew Drechsler	10%	10%	20%	10%	10%	40%

At the time the Compensation Committee approved the above listed 2021 performance goals (the “Original 2021 Performance Goals”), it believed they reflected challenging yet attainable level of clinical objectives and business development milestones that were also in line with the Company’s longer-term strategic goals. However, due to the FDA’s issuance of the CRL for the Company’s teplizumab BLA for the at-risk indication, received by the Company in July 2021, the Compensation Committee determined that it would not be feasible for the Company to achieve goals 2 and 3 of the Original 2021 Performance Goals.

In an effort to motivate our executives to perform against the Company’s refocused priorities intended to increase stockholder value by addressing the CRL and executing against other teplizumab key initiatives, while at the same time retaining a competitive compensation program for executives that pays for performance, during August and September 2021, the Compensation Committee approved the following three additional performance goals under our 2021 annual cash incentive program:

7	Timely address CRL open issues and follow regulatory pathway including completing meetings with FDA to enable successful BLA resubmission by February 2022

8	Create awareness of and increase T1D screening in the United States

9	Successfully continue to advance UK and EU strategy for teplizumab

The weighting for corporate goals 2 and 3, which were no longer achievable due to the CRL, accounted for between 30% and 50% of each NEOs 2021 annual cash incentive opportunity under the Original 2021 Performance Goals. Additional corporate goals 7, 8 and 9 provided the NEOs with the opportunity to earn approximately 50% of their lost bonus opportunity related to corporate goals 2 and 3.

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The Original 2021 Performance Goals plus additional corporate goals 7,8 and 9 comprised the updated 2021 corporate goals for our annual cash incentive opportunity program (the “Updated 2021 Corporate Goals”). Consistent with the original weightings for goals 1-6 and the added weighting for additional goals 7, 8 and 9, the combined approved weightings for the Updated 2021 Corporate Goals for our named executive officers in August and September 2021, were as follows:

Name	#1 PRV-031 Launch Plan	#2 PRV-031 Approval and Label(1)	#3 PRV-031 Launch(1)	#4 PRV-031 PROTECT	#5 Advance Pipeline	#6 Corp Fin & Bus Dev	#7 BLA Resubmission	#8 T1D Screenings	#9 PRV-031 UK/EU Strategy
Ashleigh Palmer	10%	25%	25%	10%	10%	20%	15%	5%	5%
Eleanor Ramos	15%	30%	15%	20%	10%	10%	15%	3%	5%
Andrew Drechsler	10%	10%	20%	10%	10%	40%	5%	5%	5%

(1) Goal no longer achievable due to July 2021 CRL. Assuming 0% achievement for goals 2 and 3, the updated target bonus opportunity for each of Mr. Palmer, Dr. Ramos and Mr. Drechsler including additional goals 7, 8 and 9 weightings was 75%, 78% and 85% respectively.

In addition, in September 2021, the Compensation Committee approved additional performance goals applicable to Mr. Palmer that had to be achieved in order for Mr. Palmer to be eligible to receive his 2021 annual cash incentive. These goals included: (1) identification and presentation to our Board of critical priorities to be outlined in a long-term strategic plan, (2) completion of a refined regulatory timeline and action plan in respect to FDA interactions regarding the CRL and (3) creation of parameters for company structuring plans based on FDA feedback.

2021 Earned Annual Incentives

In reviewing actual 2021 performance and activities compared to the approved Updated 2021 Performance Goals, including the Company’s 2021 accomplishments highlighted in the execute summary above, the Compensation Committee determined the following:

●	Corporate goals 2 and 3 were not achievable due to the July 2021 CRL and therefore were assigned an achievement level of 0%.

●	Corporate goals 1, 4 and 6 through 9 were achieved at 100%:

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○	Goal 1: The Company successfully finalized the teplizumab commercial launch plan for an at-risk indication and had appropriate gated implementation underway across functions by May 2021.

○	Goal 4: The Company successfully completed target enrollment of 300 patients (and overenrolled by approximately 10%) for the PRV-031 PROTECT Trial in the third quarter of 2021.

○	Goal 6: The Company successfully completed an underwritten public offering that generated aggregate net proceeds of $102.3 million in the first quarter of 2021.

○	Goal 7: After the CRL, the Company successfully conducted a PK/PD substudy under its ongoing PROTECT Trial in newly diagnosed T1D patients to collect more teplizumab PK data, analysis and modeling with the goal of addressing the FDA’s PK comparability considerations and finding a regulatory path forward for resubmission of the teplizumab BLA for an at-risk indication. The Company announced its preliminary topline results and analysis from the population pharmacokinetics model in September 2021 and held various meetings and interactions with FDA in 2021. The Company’s efforts and engagement with FDA in 2021 enabled a Type B meeting with FDA in January 2022 and the BLA resubmission announced by the Company in February 2022.

○	Goal 8: The Company successfully completed various projects in 2021 to increase awareness of T1D screening in the United States, which were led by the Company’s Screening Task Force and included: execution of marketing, media and social media activities to support healthcare professional and consumer education campaigns, disease education through commercial and medical affairs pilot field teams, continued as a sponsor of JDRF’s T1Detect disease and screening education program and had various meetings to increase disease and screening awareness on Capitol Hill.

○	Goal 9: Completed various activities and meetings under the MHRA’s ILAP to continue paving the way for a potential approval path in the United Kingdom and continued development of a potential EU regulatory path forward.

●	Corporate Goal 5 was met as to 50% (did not timely complete enrollment of PRV-015 PROACTIVE trial however did timely report positive results for the PRV-101 PROACTIVE trial)

●	The extraordinary efforts in regulatory interactions and execution to achieve goal 7 led by Dr. Ramos warranted an achievement percentage of 83% for her (6% above her target bonus opportunity under the Updated 2021 Performance Goals).

●	Mr. Palmer met his additional goals for 2021 in full making him eligible for a cash bonus based on achievement and performance and his successful leadership of the Company through various challenges in 2021 warranted an achievement level of 75% for him (5% above his target bonus opportunity under the Updated 2021 Performance Goals).

The chart below provides the total percent achievement for our NEOs of the Updated 2021 Corporate Goals as approved by the Compensation Committee.

	Updated 2021 Performance Goal Approved Weighting
Name	#1 PRV-031 Launch Plan	#2 PRV-031 Approval and Label(1)	#3 PRV-031 Launch(1)	#4 PRV-031 PROTECT	#5 Advance Pipeline	#6 Corp Fin & Bus Dev	#7 BLA Submit	#8 T1D Screenings	#9 PRV-031 UK/EU Strategy	Total Target Bonus Opportunity	Total Approved Achievement	2021 Earned Annual Incentive
Corporate Achievement	100%	0%	0%	100%	50%	100%	100%	100%	100%		N/A
Ashleigh Palmer	10%	0%	0%	10%	5%	20%	15%	5%	5%	75%	75%	$275,805
Eleanor Ramos	15%	0%	0%	20%	5%	10%	15%	3%	5%	78%	83%	$149,400
Andrew Drechsler	10%	0%	0%	10%	5%	40%	5%	5%	5%	85%	80%	$140,096

(1) Goal not achieved due to July 2021 CRL

Because Mr. Chauche commenced employment with the Company on December 1, 2021, he was not eligible for a 2021 annual bonus.

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Equity Compensation

The majority of our NEOs’ compensation is designed to reward the achievement of sustainable long-term growth and strong corporate performance. Our equity program is composed of time-vesting and performance-vesting stock options that reward long-term value creation and alignment with stockholders. In 2021, after taking into account the results of Aon’s market assessment, reviewing the practices of companies in our compensation peer group and considering the important retentive value and performance alignment of our equity program, the Compensation Committee determined that approximately 50% of our annual equity grant to executives for 2021 would be comprised of time-vesting stock options and that approximately 50% would be comprised of performance-vesting stock options.

Stock option grants are largely based on an executive’s role and responsibilities and performance as an executive team member, current business climate, market analysis, and our CEO’s recommendations.

Based on the above factors, the Compensation Committee and the independent members of our Board, on the recommendation of the Compensation Committee, approved an annual grant, with a grant date of May 12, 2021, to each of Messrs. Palmer and Drechsler and Dr. Ramos, of a time-vesting option to purchase 69,750 shares of our common stock and a performance-vesting option to purchase 69,750 shares of our common stock. As discussed below, Mr. Chauche was not eligible for a 2021 annual grant.

Each time-vesting option of 69,750 shares vests as to one-fourth of the underlying shares on the first anniversary of the grant date and in 36 monthly installments thereafter such that all shares underlying the time-based option will be fully vested on the fourth anniversary of the grant date, generally subject to the NEO’s continued employment through the applicable vesting date. Each performance-vesting option of 69,750 shares noted above vests as to one-third, or 23,250 shares, upon the timely achievement as determined by the Compensation Committee of each of the following corporate performance milestones: (a) positive top-line data from PROTECT study; (b) submission of BLA for newly diagnosed indication; and (c) completion of Europe/Rest of the World (EU/ROW) regulatory and commercial plans, in each case, subject to the NEO’s continued employment through the applicable vesting date.

In connection with his commencement of employment with us, on December 1, 2021, the Compensation Committee granted a new hire option award under our 2020 Inducement Plan to Mr. Chauche of a time-vesting option to purchase 187,500 shares of our common stock and a performance-vesting option to purchase 187,500 shares of our common stock. The time-vesting option vests in four equal annual installments, commencing on the first anniversary of the grant date, generally subject to Mr. Chauche’s continued employment through the applicable vesting date. The performance-vesting option vests as to (a) 10% of the shares underlying the option upon achievement of the near-term commercialization of teplizumab; (b) 10% of the shares underlying the option upon the addition of two long-term mutual funds to our stockholder base; (c) 10% of the shares underlying the option upon the execution of a commercial plan and/or partnerships/out-licensing of teplizumab for EU/ROW; (d) 10% of the shares underlying the option upon achievement of positive top-line data for the PROTECT study and BLA submission; and (e) 10% of the shares underlying the option upon achievement of certain pipeline goals, in each case, generally subject to Mr. Chauche’s continued employment through the applicable vesting date.

In connection with his transition from CFO to Special Advisor to the CEO and the CFO, the Compensation Committee amended the terms of Mr. Drechsler’s time-vesting equity awards to provide that those awards would continue to vest in accordance with their terms until such time as Mr. Drechsler is no longer providing consulting services to the Company, at which time any unvested awards will be forfeited, with any vested awards remaining outstanding and exercisable for a period of twelve (12) months following such cessation of service. All of Mr. Drechsler’s unvested awards that vested based on the achievement of performance metrics were forfeited on December 31, 2021, when his employment with us terminated.

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ADDITIONAL COMPENSATION PRACTICES AND POLICIES

Insider Trading Policy

It is the policy of the Company that no director, officer or other employee may engage in hedging transactions involving any securities of the Company they hold, including those granted through employee equity awards. Additionally, pledging transactions involving Company securities held are prohibited other than with review and preapproval, if appropriate, by the Company’s CLO. In addition, no director, officer or other employee of the Company who is aware of material nonpublic information related to the Company may, directly or indirectly, through family members or other persons or entities:

●	engage in transactions in the securities of the Company (except with respect to a net exercise of stock options grant pursuant to the Company’s equity plans, the withholding of restricted stock necessary to satisfy tax withholding requirements upon vesting and the purchase from or sale to the Company of securities of the Company);

●	recommend that any other person engage in transactions in the securities of the Company;

●	disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information or to persons outside of the Company, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

●	assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no director, officer or other employee who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

Employment Agreements

We are party to an employment agreement with each of Messrs. Palmer and Chauche and Dr. Ramos, and are party to a transition and consulting agreement with Mr. Drechsler, each as described below under “Agreements with our Named Executive Officers.”

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to certain current and former executive officers. The Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees even if compensation paid under that program is not deductible in whole or in part.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

The Compensation Committee and the Board generally take into consideration the fair value of equity awards, using Black-Scholes or other methods, in making compensation decisions for our named executive officers and board members. We follow the FASB ASC Topic 718 for our stock-based compensation awards, which requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions.

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Summary Compensation Table

The following table sets forth information concerning the compensation earned by, awarded or paid to our named executive officers for fiscal year 2021, and, if applicable, fiscal year 2020.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Ashleigh Palmer (CEO)	2021	612,900		–		666,474	275,805	11,600	1,566,779
	2020	595,000		–		1,133,786	267,750	11,400	2,007,936
Thierry Chauche (CFO)	2021	34,167	(1)	–		1,830,384	–	1,369	1,865,920
Eleanor Ramos (CMO)	2021	450,000		–		666,474	149,400	12,324	1,278,198
	2020	435,000		50,000	(2)	1,133,786	139,200	11,400	1,769,386
Andrew Drechsler (Former CFO)	2021	437,800		–		753,619	140,096	11,600	1,343,115
	2020	425,000		–		1,133,786	153,000	11,400	1,723,186

(1)	Mr. Chauche commenced employment with us on December 1, 2021 with an annual base salary of $410,000. His prorated 2021 salary information is included in this column.
(2)	Amount relates to a “key contributor” bonus paid to Dr. Ramos in connection with the submission of the Company’s Biologics License Application (“BLA”) in the fourth quarter of 2020.
(3)	Amounts represent the aggregate grant date fair value of stock options (including time-vesting and performance-vesting stock options) granted to each of our named executive officers determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for these stock option awards are discussed in Note 10 to our consolidated financial statements for each of the years ended December 31, 2021 and December 31, 2020, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. See “Compensation Summary—Elements of our Executive Compensation Program—Equity Compensation” above. With respect to performance-vesting stock options granted to Messrs. Palmer and Drechsler and Dr. Ramos in fiscal year 2021, the grant date fair value of such options if all applicable performance milestones associated with such awards were achieved in full is $333,237, which is included in the amount in the table above. With respect to performance-vesting stock options granted to Mr. Chauche in fiscal year 2021, the grant date fair value of such options if all applicable performance milestones associated with such awards were achieved in full is $915,192, which is included in the amount in the table above. The amount included in the table above for Mr. Drechsler in 2021 also includes the incremental fair value associated with the modification of his outstanding time-vesting stock options ($87,145) in connection with his transition from our CFO to Special Advisor to the CEO and the CFO. With respect to performance-vesting stock options granted to Messrs. Palmer and Drechsler and Dr. Ramos in fiscal year 2020, the grant date fair value of such options if all applicable performance milestones associated with such awards were achieved in full is $680,272, which is included in the amount in the table above.
(4)	Amounts represent annual bonuses earned by our named executive officers under our annual bonus program. See “Compensation Summary—Elements of our Executive Compensation Program—Annual Cash Incentives” above.
(5)	Amounts shown in the “All Other Compensation” column for 2021 include matching contributions that we made under our 401(k) plan of $11,600 for each of Messrs. Palmer and Drechsler and Dr. Ramos and $1,369 for Mr. Chauche. The amount shown in the “All Other Compensation” column for 2021 for Dr. Ramos also includes a $500 gift card offered to all of our employees, along with a tax gross-up associated with the gift card ($224).

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Narrative Disclosure to Summary Compensation Table

Agreements with our Named Executive Officers

Each currently employed named executive officer is party to an employment agreement with us that sets forth the terms and conditions of the named executive officer’s employment with us. The material terms of the agreements are as follows:

We entered into an employment agreement with Mr. Palmer in 2017 and subsequently amended and restated this agreement effective May 19, 2020. Mr. Palmer’s employment agreement sets forth his base salary and target annual bonus opportunity, both subject to periodic adjustment. The agreement also provides for severance payments and benefits in the event of a qualifying termination of his employment, as described below.

We entered into an employment agreement with Mr. Chauche, effective December 1, 2021. Mr. Chauche’s employment agreement sets forth his base salary and target annual bonus opportunity, both subject to periodic adjustment. The agreement provides for a one-time performance bonus of $50,000 subject to the Company achieving a specified financing goal by June 30, 2022, subject to Mr. Chauche’s continued employment through such date. The agreement also provides for severance payments and benefits in the event of a qualifying termination of his employment, as described below.

We entered into an employment agreement with Dr. Ramos in 2017 and subsequently amended and restated this agreement effective June 9, 2020. Dr. Ramos’s employment agreement sets forth her base salary and target annual bonus opportunity, both subject to periodic adjustment. The agreement also provides for severance payments and benefits in the event of a qualifying termination of her employment, as described below.

Restrictive covenants

Pursuant to their respective employment agreements (as amended and restated, if applicable), Messrs. Palmer and Chauche and Dr. Ramos are bound by certain restrictive covenants. Pursuant to his transition agreement, described below, Mr. Drechsler continues to be bound by the restrictive covenants contained in his employment agreement. Mr. Palmer’s employment agreement contains perpetual non-disparagement, 12-month post-employment non-solicitation of employees, and 12-month post-employment non-competition restrictions. The employment agreement with each of Messrs. Chauche and Drechsler and Dr. Ramos contains 12-month post-employment non-solicitation of employees and 12-month post-employment non-competition restrictions. Each of Messrs. Palmer and Drechsler and Dr. Ramos also entered into an Employee Non-Disclosure and Invention Assignment Agreement, under which he or she has agreed to a three-year post-employment obligation of confidentiality, an assignment of intellectual property covenant, and a covenant related to the protection and return of documents and other materials. Mr. Chauche entered into an Employee Non-Disclosure and Invention Assignment Agreement, under which he has agreed to a perpetual obligation of confidentiality, an assignment of intellectual property covenant, and a covenant related to the protection and return of documents and other materials.

Severance Upon Termination of Employment; Change in Control

The employment agreements (as amended and restated, if applicable) with our currently employed named executive officers provide for severance payments and benefits in connection with specified termination events, subject to the named executive officer’s timely execution (without revocation) of a separation agreement provided by us containing a release of claims and other customary terms and continued compliance with the restrictive covenants described above. The terms “cause,” “good reason,” and “change in control” referred to below are defined in the named executive officer’s respective employment agreement.

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For each of Messrs. Palmer and Chauche and Dr. Ramos, if the executive’s employment is terminated by us without cause or by the executive for good reason outside of a change in control, he or she will be entitled to receive (i) payment of his or her then-current base salary for a specified period following termination (12 months for Mr. Palmer and nine months for Mr. Chauche and Dr. Ramos), payable in installments in accordance with the Company’s payroll practices, (ii) a pro rata portion of his or her annual bonus based on objectives achieved at the termination date, paid on the date the annual bonus would have been paid had the executive’s employment continued, (iii) payment of COBRA premiums following the executive’s termination for a specified period (12 months for Mr. Palmer and nine months for Mr. Chauche and Dr. Ramos), or, if earlier, until the date on which the executive secures substantially gainful employment from a new employer, payable in installments in accordance with the Company’s payroll practices, (iv) accelerated vesting of all unvested time-based stock options granted under the Provention Bio, Inc. 2017 Equity Incentive Plan, as amended and restated, or the 2017 Plan (or any successor plan), with all outstanding vested stock options (whether time- or performance-based) remaining outstanding and exercisable for a period of 12 months following such termination (or, if earlier, until the original expiration date of such options), and (v) accelerated vesting of all equity awards (other than stock options) that would have become vested during the nine month period following the date the executive’s employment terminates had the executive’s employment continued through such date.

For each of Messrs. Palmer and Chauche and Dr. Ramos, if the executive’s employment is terminated by us without cause or by the executive for good reason within 12 months following a change in control of the Company, he or she will be entitled to receive (i) payment of his or her then-current base salary for a specified period following the date of such termination (18 months for Mr. Palmer and 12 months for Mr. Chauche and Dr. Ramos), payable in installments in accordance with the Company’s payroll practices, (ii) a pro rata portion of his or her annual bonus based on objectives achieved at the termination date, paid on the date the annual bonus would have been paid had the executive’s employment continued, (iii) payment of COBRA premiums following the executive’s termination for a specified period (18 months for Mr. Palmer and 12 months for Mr. Chauche and Dr. Ramos), or, if earlier, until the date on which the executive secures substantially gainful employment from a new employer, payable in installments in accordance with the Company’s payroll practices, and (iv) accelerated vesting of all outstanding equity awards, with all outstanding stock options remaining outstanding and exercisable for their full term.

For each of Messrs. Palmer and Chauche and Dr. Ramos, if the executive’s employment is terminated by us for cause or by the executive without good reason, all vested stock options held by him or her at the time of such termination will remain outstanding and exercisable for a period of 12 months (or, if earlier, until the original expiration date).

The employment agreement for each of Messrs. Palmer and Chauche and Dr. Ramos provides for a Section 280G “better of provision” such that payments or benefits that each of our named executive officers receives in connection with a change in control will be reduced to the extent necessary to avoid the imposition of any excise tax under Sections 280G and 4999 of the Code if such reduction would result in a greater after tax payment amount for such named executive officer than if he or she had been paid the full amount of such payments or benefits, with such amount subject to the excise tax.

On November 1, 2021, we entered into a transition and consulting agreement with Mr. Drechsler, under which he would continue to serve as CFO until December 1, 2021, and would serve as Special Advisor to the CEO and the CFO through December 31, 2021. Under the transition agreement, Mr. Drechsler continued to receive his base salary of $437,800 per year through December 31, 2021 and was eligible to receive an annual bonus based on achievement of the performance objectives established by the Compensation Committee in respect of fiscal year 2021. Beginning on January 1, 2022, Mr. Drechsler has been engaged to provide consulting services for the Company relating to assisting and advising Mr. Chauche and the finance department. From January 1, 2022 until March 31, 2022, Mr. Drechsler will be paid $10,000 per month for such services, and from April 1, 2022 until June 30, 2022, Mr. Drechsler will be paid $5,000 per month for such services.

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Under the terms of his transition agreement, Mr. Drechsler’s equity awards that vest solely based on the passage of time will continue to vest in accordance with their terms until such time as Mr. Drechsler is no longer providing consulting services to the Company, at which time any unvested awards will be forfeited, with any vested awards remaining outstanding and exercisable for a period of twelve (12) months. All of Mr. Drechsler’s unvested awards that vested based on the achievement of performance metrics were forfeited on December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of unvested equity awards held by our named executive officers as of December 31, 2021.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date
Ashleigh Palmer	541,720	-	(2)	-	2.50	4/25/2027
(CEO)	240,000	80,000	(4)	80,000	12.54	6/24/2029
	13,775	41,325	(5)	82,650	12.62	7/15/2030
	-	69,750	(6)	69,750	6.80	5/12/2031

Thierry Chauche (CFO)	-	187,500	(7)	187,500	6.95	12/01/2031

Eleanor Ramos	460,462	-	(3)	-	2.50	9/10/2027
(CMO)	240,000	80,000	(4)	80,000	12.54	6/24/2029
	13,775	41,325	(5)	82,650	12.62	7/15/2030
	-	69,750	(6)	69,750	6.80	5/12/2031

Andrew Drechsler
(Former CFO)	450,462	-	(3)	-	2.50	6/30/2023	(8)
	240,000	80,000	(4)	-	12.54	6/30/2023	(8)
	13,775	41,325	(5)	-	12.62	6/30/2023	(8)
	-	69,750	(6)	-	6.80	6/30/2023	(8)

(1)	For stock option grants issued after July 19, 2018, the date of our initial public offering, the exercise price is equal to the closing price per share of our common stock on the grant date, as reported on The Nasdaq Global Select Market. For stock option grants issued prior to July 19, 2018, the option exercise price was determined using the probability-weighted expected return valuation method in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
(2)	This stock option vested in eight equal semi-annual installments beginning in October 2017 and ending in April 2021, generally subject to the named executive officer’s continued employment with the Company through each applicable vesting date.
(3)	Forty percent of the shares underlying the stock options in this grant vested in four equal annual installments beginning in July 2018 and ending in July 2021 and sixty percent of the shares underlying these stock options vested upon the achievement of certain performance-based milestones, in each case, generally subject to the named executive officer’s continued employment with the Company through the applicable vesting date. Performance-based stock options that were not achieved at the time of measurement were cancelled (81,258 options).
(4)	Forty percent of the shares underlying the stock options in this grant will vest in four equal annual installments beginning in June 2020 and ending in June 2023 and sixty percent of the shares underlying these stock options will vest upon the achievement of certain performance-based milestones, in each case, generally subject to the named executive officer’s continued employment with the Company through each applicable vesting date. Performance-based stock options are reported in the table assuming the performance milestones associated with such options are met in full.

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(5)	Forty percent of the shares underlying the stock options in this grant will vest in four equal annual installments beginning in July 2021 and ending in July 2024 and sixty percent of the shares underlying these stock options will vest upon the achievement of certain performance-based milestones, in each case, generally subject to the named executive officer’s continued employment with the Company through each applicable vesting date. Performance-based stock options are reported in the table assuming the performance milestones associated with such options are met in full.
(6)	Fifty percent of the shares underlying the stock options will vest as to one-fourth of these shares on May 12, 2022 and the remaining shares will vest in 36 equal monthly installments thereafter such that all of these shares will be vested on May 12, 2025. Fifty percent of the shares underlying the stock options in this grant will vest upon the achievement of certain performance-based milestones. In each case, vesting is generally subject to the named executive officer’s continued employment with the Company through each applicable vesting date. Performance-based stock options are reported in the table assuming the performance milestones associated with such options are met in full.
(7)	Fifty percent of the shares underlying the stock options in this grant will vest in four equal annual installments beginning on December 1, 2022 and ending on December 1, 2025 and fifty percent of the shares underlying these stock options will vest upon the achievement of certain performance-based milestones, in each case, generally subject to the named executive officer’s continued employment with the Company through each applicable vesting date. Performance-based stock options are reported in the table assuming the performance milestones associated with such options are met in full.
(8)	Pursuant to the terms of his transition agreement, options held by Mr. Drechsler will remain outstanding and exercisable for a period of 12 months following the termination of his consulting services, which is anticipated to be June 30, 2022.

Pay Ratio Disclosure Rule

We are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO. In determining the median employee, we prepared a list of all of our full-time, part-time and temporary employees as of December 31, 2021. To identify the “median employee” from our employee population, we calculated the amount of annual base compensation, including salary, hourly pay, over-time and holiday pay, for all of our employees other than our CEO. We annualized the compensation of those full-time and part-time employees who were not employed for the full year of 2021. We did not use any other permitted exclusions or adjustments under the rules. As of December 31, 2021, we had a total of 81 employees, excluding our CEO.

Once we identified the median employee, we calculated that employee’s annual total compensation in the same manner as we calculate “Total Compensation” for purposes of the Summary Compensation Table. Determined in this manner, the median employee’s annual total compensation was $353,182. As identified in the Summary Compensation Table above, using the same methodology for total compensation, the annual total compensation of our CEO was $1,566,779. The resulting ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (other than the CEO) is estimated to be 4.44:1.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

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Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	11,035,382	$8.71	828,351
Equity compensation plans not approved by stockholders (2)	1,437,800	6.75	562,200
Total	12,473,182	$8.48	1,390,551

(1)	Includes information regarding the Amended and Restated 2017 Provention Bio, Inc. Stock Incentive Plan.
(2)	Includes information regarding the Provention Bio, Inc. 2020 Inducement Plan, or the Inducement Plan, pursuant to which equity awards may be granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4). The number of shares remaining available for future issuance reflects shares reserved by our Board for future issuance to new employees under the Inducement Plan.

2020 Inducement Plan

On October 29, 2020, our Board adopted the Inducement Plan, pursuant to which equity awards may be granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to such employees entering into employment with the Company. Pursuant to the terms of the Inducement Plan, the Company may grant nonstatutory stock options, stock appreciation rights, restricted stock unit awards and restricted stock to individuals who were not previously an employee or director of the Company or individuals returning to employment after a bona fide period of non-employment with the Company. The Inducement Plan allows the Company to deliver up to 2,000,000 shares, subject to adjustment as contemplated by the provisions of the Inducement Plan. 1,488,800 options were awarded pursuant to the Inducement Plan during the year ended December 31, 2021.

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DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for their services to us during 2021. Mr. Palmer receives no additional compensation for his service as a director. The compensation received by Mr. Palmer as an employee during 2021 is reflected in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Jeffery Bluestone, Ph.D.	40,000	105,176	145,176
Avery Catlin	67,500	105,176	172,676
Sean Doherty	55,000	105,176	160,176
John Jenkins, MD	45,000	105,176	150,176
Wayne Pisano	97,500	105,176	202,676
Nancy Wysenski	60,000	105,176	165,176

(1)	Amounts represent the aggregate grant date fair value of stock option awards granted to our non-employee directors during 2021 determined in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures. The underlying valuation assumptions for these awards are discussed in Note 10 to our consolidated financial statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. As of December 31, 2021, Dr. Bluestone held options to purchase 165,935 shares of our common stock, Mr. Catlin held options to purchase 198,181 shares of our common stock, Mr. Doherty held options to purchase 174,181 shares of our common stock, Dr. Jenkins held options to purchase 151,981 shares of our common stock, Mr. Pisano held options to purchase 198,181 shares of our common stock, and Ms. Wysenski held options to purchase 174,181 shares of our common stock.

Non-Employee Director Compensation Policy

Pursuant to our non-employee director compensation policy for 2021, each member of our Board who is not an employee was compensated as follows:

●	each non-employee director receives an annual cash fee of $40,000 ($70,000 for our chairperson, including a $30,000 Board Chair cash fee);
●	each non-employee director who is a member of the Audit Committee receives an additional annual cash fee of $10,000 ($20,000 for the Audit Committee chair);
●	each non-employee director who is a member of the Compensation Committee receives an additional annual cash fee of $7,500 ($15,000 for our Compensation Committee chair);
●	each non-employee director who is a member of the Nominating and Corporate Governance Committee receives an additional annual cash fee of $5,000 ($10,000 for the Nominating and Corporate Governance Committee chair);
●	each non-employee director receives an annual grant of an option to purchase 23,000 shares of our common stock, which generally vests over a one-year period through the earlier of the business day before the next annual meeting of stockholders or the first anniversary of the grant date, subject to the director’s continued service on our Board; and
●	upon appointment each non-employee director receives an initial grant of an option to purchase 46,000 shares of our common stock upon his or her appointment to our Board, which generally vests in eight equal semi-annual installments over a four-year period, subject to the director’s continued service on our Board through the applicable vesting date.

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In January 2022, following a review of the approved 2022 peer group data presented by Aon, our Board approved an amended non-employee director compensation policy, pursuant to which each member of our Board who is not an employee will be compensated as described above, except that:

●	our Board chairperson will receive an annual Board chairperson cash fee of $35,000 (a modest $5,000 increase to the 2021 Board chairperson cash fee to align with market compensation practices of our 2022 peer group);
●	each non-employee director will receive an annual grant of an option to purchase 33,000 shares of our common stock, which will generally vest over a one-year period through the earlier of the business day before the next annual meeting of stockholders or the first anniversary of the grant date, subject to the director’s continued service on our Board; and
●	upon appointment each non-employee director will receive an initial grant of an option to purchase 66,000 shares of our common stock upon his or her appointment to our Board, which will generally vest in eight equal semi-annual installments over a four-year period, subject to the director’s continued service on our Board through the applicable vesting date.

All cash fees payable pursuant to our director compensation policy are paid on a quarterly basis and no meeting fees are paid. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending Board and committee meetings.

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REPORT OF THE AUDIT COMMITTEE

The information contained in this report is not to be deemed to be “soliciting material” or to be “filed” with the SEC, or subject to Regulation 14A of the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor is such information to be incorporated by reference into any future filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

The undersigned members of the Audit Committee of the Board submit this report in connection with the committee’s review of the Company’s audited financial statements for the fiscal year ended December 31, 2021 as follows:

1.	The Audit Committee has reviewed and discussed with management and EisnerAmper LLP, the Company’s independent registered public accounting firm, the audited financial statements for the Company for the fiscal year ended December 31, 2021.

2.	The Audit Committee has discussed with representatives of EisnerAmper LLP, the Company’s independent registered public accounting firm, the matters that are required to be provided to the Audit Committee, including the matters required to be discussed by generally accepted auditing standards (including Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees).

3.	The Audit Committee has discussed with EisnerAmper LLP, the Company’s independent registered public accounting firm, the auditors’ independence from management, and the Company has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board.

In addition, the Audit Committee considered whether the provision of non-audit services by EisnerAmper LLP is compatible with maintaining its independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Audit Committee,

Avery Catlin, Chair

Sean Doherty

Wayne Pisano

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth certain information as of March 21, 2022 with respect to the beneficial ownership of our common stock by the following: (i) each of our current directors and director nominees; (ii) each of the named executive officers; (iii) all of the current executive officers and directors as a group; and (iv) each person, or group of persons, known by us based on reports filed with the SEC, who beneficially own more than five percent (5%) of the outstanding shares of our common stock.

For purposes of the following table, beneficial ownership is determined in accordance with the applicable SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes to the table, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by that person or entity (or shares such power with his or her spouse). Under the SEC’s rules, shares of our common stock issuable under options or warrants that are exercisable on or within 60 days after March 1, 2022 are deemed outstanding and therefore included in the number of shares reported as beneficially owned by a person or entity named in the table and are used to compute the percentage of our common stock beneficially owned by that person or entity. These shares are not, however, deemed outstanding for computing the percentage of the common stock beneficially owned by any other person or entity.

The percentage of our common stock beneficially owned by each person or entity named in the following table is based on 63,399,304 shares of common stock issued and outstanding as of March 21, 2022 plus any shares issuable upon exercise of options or warrants held by such person or entity that are exercisable on or within 60 days after March 21, 2022.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Ashleigh Palmer (1)	3,382,983	5.3%
Francisco Leon (2)	3,385,933	5.3%
Eleanor Ramos (3)	801,675	1.3%
Thierry Chauche	-	**
Jeff Bluestone (4)	173,261	**
Avery Catlin (5)	202,058	**
Sean Doherty (6)	125,813	**
Wayne Pisano (7)	189,558	**
Nancy Wysenski (8)	109,691	**
John Jenkins (9)	71,368	**
All Executive Officers and Directors as a group (14 persons) (10)	8,794,991	13.1%
5% Stockholders
Entities affiliated with Sessa Capital (Master), L.P. (11)	5,895,525	9.3%
BlackRock, Inc. (12)	4,483,925	7.1%

(*)	Unless otherwise indicated, the address is c/o Provention Bio, Inc., 55 Broad Street, 2nd Floor, Red Bank, NJ 07701.
(**)	Less than 1%.

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(1)	Consists of (i) 2,570,050 shares of common stock and (ii) 812,933 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(2)	Consists of (i) 2,573,000 shares of common stock and (ii) 812,933 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(3)	Consists of (i) 70,000 shares of common stock and (ii) 731,675 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(4)	Consists of (i) 39,571 shares of common stock and (ii) 133,690 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(5)	Consists of (i) 20,000 shares of common stock and (ii) 182,058 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(6)	Consists of (i) 125,813 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(7)	Consists of (i) 7,500 shares of common stock and (ii) 182,058 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(8)	Consists of (i) 109,691 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(9)	Consists of (i) 71,368 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022.
(10)	Consists of (i) the shares of common stock and shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022 held by all Executive Officers and Directors in the beneficial ownership table above and (ii) 4,500 shares of common stock and (ii) 348,151 shares of common stock underlying stock options that are currently exercisable or scheduled to vest within 60 days of March 21, 2022 held in the aggregate by the Company’s other Executive Officers, including Messrs. Hoitt and Osorio and Ms. King-Jones.
(11)	All information regarding entities affiliated with Sessa Capital (Master), L.P. (“the Fund”) is based on information disclosed in Form 13G filed by the Fund, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC and John Petry (collectively, the “Sessa Reporting Persons”) with the SEC on February 14, 2022. Includes, 5,895,525 shares of common stock held directly by the Fund. Sessa Capital IM, L.P. is the investment manager of the fund and may be deemed to beneficially own the shares held directly by the Fund. Sessa Capital GP, LLC is the general partner of the Fund and Sessa Capital IM GP, LLC is the general partner of Sessa Capital IM, L.P. and may be deemed to beneficially own the shares held directly by the Fund. Mr. Petry is the manager of Sessa Capital GP, LLC and Sessa Capital IM CP, LLC and may be deemed to beneficially own the shares held directly by the Fund. The address for each of the Sessa Reporting Persons is 888 Seventh Avenue, 30th Floor, New York, NY 10019.
(12)	All information regarding BlackRock, Inc. is based on information disclosed in Form 13G/A filed with the SEC on February 3, 2022. The address for the reporting person is 55 East 52nd Street, New York, NY 10055.

Transactions with Related Persons

Other than compensation arrangements for named executive officers and directors (which are described in the sections entitled “Executive Compensation” and “Director Compensation,” respectively) and indemnification agreements with our current directors and executive officers (which are described in the section entitled “Corporate Governance”), we are not aware of any transaction or series of similar transactions since January 1, 2020, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, nominees for director, executive officers or holders of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons (each, a “related person”), had or will have a direct or indirect material interest.

Our Board has adopted written policies and procedures relating to the review of any transactions in which the Company is a participant and a related person has a direct or indirect material interest (“related party transactions”). Pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving related party transactions. Our Related Person Transaction Policy provides that prior to entering into a related party transaction other than those which have been pre-approved (as described below), the related person must notify our Chief Financial Officer of the facts and circumstances of the proposed transaction and the Chief Financial Officer reports such transaction, together with a summary of material facts, to the Audit Committee for consideration at the next regularly scheduled Audit Committee meeting or, if advance review is not feasible, to the chair of the Audit Committee who will then report any such transactions approved to the Audit Committee at the next meeting. In reviewing the related party transaction, the Audit Committee or its chair, as applicable, takes into account, among other factors deemed appropriate, whether the transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

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Our Related Person Transaction Policy provides that certain pre-approved related party transactions are not subject to further review by the Audit Committee; instead, the Audit Committee reviews a summary of such transactions (other than compensation) at each regularly scheduled Audit Committee meeting. Such transactions include:

●	any compensation paid to a director or executive officer if such compensation (i) is required to be reported in our annual proxy statement or (ii) in the case of an executive officer who is not a family member of any other executive officer, would have been required to be reported in our annual proxy statement if the executive officer was a “named executive officer”;

●	any transaction with another company, other than our acquisition of that company, if the only relationship that the related person has with such company is as a non-executive employee, director or beneficial owner of less than 10% of such company’s shares, provided that the aggregate amount involved in such transaction does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues and that the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

●	any transaction in which the related person’s interest arises solely from beneficially owning our common stock if all of our stockholders receive the same benefit on a pro rata basis (e.g., dividends); and

●	any transaction with an institutional investor who is a related person if such institutional investor is a related person solely because of its beneficial ownership of more than 5% of a class of our voting securities and does not take an active role in the management or direction of our business, provided that the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

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PROPOSAL NO. 2: TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed under the section titled “Executive Compensation” of this Proxy Statement. Although this vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. Our Board and the Compensation Committee expect to consider the voting results when making future compensation decisions.

As we describe in “Executive Compensation,” our executive compensation program is designed to closely tie pay to performance, rewarding executives for the achievement of corporate short-term and longer-term strategic goals that create stockholder value. We believe that the design and structure of our pay program supports our business strategy and organizational objectives while successfully aligning executive and stockholder interests and encouraging retention of key leaders.

For these reasons, the Board recommends that our stockholders approve this proposal. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy and entitled to vote thereon. Since the proposal is an advisory and non-binding vote, there is no “required” vote that would constitute approval.

We currently hold a non-binding, advisory vote of our stockholders on the compensation of our named executive officers every year. The next stockholder vote on the frequency of such advisory vote is expected to be held at the 2027 annual meeting of stockholders.

Stockholders have the option to vote “For,” “Against,” or “Abstain.” Abstentions, if any, will have the effect of a vote against this proposal, and broker non-votes, if any, will not affect the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

49

PROPOSAL NO. 3: TO RATIFY THE APPOINTMENT OF EISNERAMPER LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2022

The Audit Committee has reappointed EisnerAmper LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2022 and has further directed that management submit their selection of independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as public registered accounting firm.

The affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy and entitled to vote thereon is required to approve this proposal. Abstentions, if any, will have the effect of a vote against this proposal. Banks, brokers and other nominees generally have discretionary authority to vote on this proposal; thus, we do not expect any broker non-votes on this proposal.

Principal Accountant Fees and Services

The following table summarizes the fees for professional services rendered by EisnerAmper LLP, our independent registered public accounting firm, for each of the last two fiscal years:

Fee Category	2021	2020
Audit Fees	$288,440	$390,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$288,440	$390,000

Audit Fees

Audit fees represent fees for professional services provided in connection with the audit of our annual financial statements and reviews of our quarterly interim financial statements, and audit services provided in connection with other statutory or regulatory filings. Audit fees also include fees for reviews of registration statements.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. Pursuant to the Audit Committee Charter, the Audit Committee selects, retains and obtains, in its sole discretion, our independent registered public accounting firm and has the sole authority to approve their fees and retention terms. Non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board are categorically prohibited. All other non-audit services are reviewed to ensure that the provision of such services would not impair the independence of our independent registered public accounting firm. Certain non-audit services that are “de minimis” and otherwise meet the exception set forth in Section 10A(i)(1)(B) of the Exchange Act may not be pre-approved in all instances.

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The Audit Committee has considered whether the provision of fees for audit, tax and other services as described above is compatible with maintaining EisnerAmper LLP’s independence and has determined that such fees for fiscal years 2021 and 2020 were compatible. All such services were approved by the Audit Committee to the extent required pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

The Audit Committee is responsible for reviewing and discussing the audited financial statements with management, discussing with the independent registered public accountants the matters required by Public Company Accounting Oversight Board Auditing Standard No. 1301 Communications with Audit Committees, receiving written disclosures from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with the Audit Committee concerning independence and discussing with the independent registered public accountants their independence, and recommending to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Attendance at Annual Meeting

Representatives of EisnerAmper LLP will be present virtually at the Annual Meeting and will make a statement if they desire to do so and to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE INDEPenDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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STOCKHOLDER PROPOSALS

Stockholder Proposals for 2023 Annual Meeting

Our stockholders may submit a proposal to be considered for a vote at our 2023 Annual Meeting of Stockholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our bylaws and Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Under Rule 14a-8, a stockholder who intends to present a proposal at the 2023 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than December 6, 2022. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposal received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed to us at Provention Bio, Inc., 55 Broad Street, 2nd Floor, Red Bank, NJ 07701, Attn.: Secretary.

In addition, a stockholder may nominate a director or present any other proposal at the 2023 Annual Meeting of Stockholders by complying with the requirements set forth in Section 2.4 (Advance Notice Procedures) of our bylaws by providing written notice of the nomination or proposal to our principal executive office no later than January 5, 2023 and no earlier than December 6, 2022; provided, however, that in the event the Annual Meeting is scheduled to be held on a date more than thirty (30) days before the anniversary date of the immediately preceding Annual Meeting of Stockholders (the “Anniversary Date”) or more than sixty (60) days after the Anniversary Date, a stockholder’s notice or nomination shall be timely if received by us at our principal executive office not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of (i) the ninetieth (90th) day prior to the scheduled date of such Annual Meeting; and (ii) the tenth (10th) day following the day on which a public announcement of the date of such Annual Meeting is first made by the Company. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our bylaws describe the requirements for submitting proposals at the annual meeting. The notice must be given in the manner and must include the information and representations required by our bylaws.

ANNUAL REPORT

Copies of our Annual Report on Form 10-K for the year ended December 31, 2021 (including audited financial statements) may be obtained without charge by writing to Provention Bio, Inc., 55 Broad Street, 2nd Floor, Red Bank, NJ 07701, Attn.: Secretary. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees to cover the costs of copying and mailing such materials.

Our audited financial statements for the fiscal year ended December 31, 2021 and certain other related financial and business information are contained in our 2021 Annual Report to Stockholders, which is being made available to our stockholders along with this Proxy Statement, but which is not deemed a part of the proxy soliciting material.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of this Proxy Statement, our Annual Report or the Notice of Availability, as applicable, may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of any of these documents without charge to any stockholder upon written or oral request to: Provention Bio, Inc., 55 Broad Street, 2nd Floor, Red Bank, NJ 07701, Attn.: Secretary, or by phone at (908) 336-0360. Any stockholder who wants to receive a separate copy of our proxy statements, annual reports or Notices of Internet Availability of Proxy Materials, as applicable, in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

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OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present at the Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

Ashleigh Palmer President and Chief Executive Officer

April 5, 2022

Red Bank, New Jersey

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[Proxy Card]

PROVENTION BIO, INC
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PRVB2022

You may also vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 16, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74218-P67260 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PROVENTION BIO, INC.

Each of the below proposals are proposed by the Company and the Board of Directors, and are not conditioned on the approval of other matters.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors for a 1-year term ending in 2023.	☐	☐	☐

Nominees:

01) Ashleigh Palmer
02) Jeffrey Bluestone
03) Avery Catlin
04) Sean Doherty
05) Wayne Pisano
06) Nancy Wysenski
07) John Jenkins

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Approval, on a non-binding advisory basis, of the compensation of the Company's named executive officers.	☐	☐	☐

	For	Against	Abstain
3. Ratification of EisnerAmper LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

The shares represented by this proxy will be voted in accordance with the specifications indicated on this card.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date